Exhibit 10.11

Execution Version

CONFIDENTIAL

Goldman Sachs Renewable Power

Operating Company LLC

Amended and Restated

Limited Liability Company Agreement

Dated February 9, 2018

i

	ARTICLE VI

MANAGEMENT AND RESTRICTIONS		25
6.1	Managing Member	25
6.2	IPO	28
6.3	Management Services; Fees; Expenses	29
6.4	Members	32
6.5	Interest and Capital Withdrawals	32
6.6	Permitted Goldman Sachs Activities	32
6.7	Investment Banking Activities	32
6.8	Additional Investments by Members	33
6.9	Standard of Care; Indemnification Obligations	33
6.10	Transactions with the Manager and its Affiliates	35

	ARTICLE VII

LIABILITY OF MEMBERS		35

	ARTICLE VIII

TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS		36
8.1	Restrictions on Transfer	36
8.2	Expenses of Transfer	37
8.3	Indemnification by Transferor	37
8.4	Responsibility for Commitments	37
8.5	Recognition of Transfer	38
8.6	Status of Transferor	38
8.7	Transfers by Assignee	38
8.8	Substituted Members	38
8.9	Conditions of Admission	38
8.10	Rights Prior to Admission	38
8.11	Transfers During a Fiscal Year	39

	ARTICLE IX

WITHDRAWAL, DEATH, INCOMPETENCY		39
9.1	Withdrawal of Members	39
9.2	Economic and Other Sanctions	40
9.3	Effect of Death, Etc	41

	ARTICLE X

DISSOLUTION; PROCEDURE ON DISSOLUTION		41
10.1	Dissolution	41
10.2	Dissolution Procedures	42

	ARTICLE XI

MISCELLANEOUS		42
11.1	Amendment	42
11.2	Investment Representations	44
11.3	FCC Representations and Covenants	45

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11.4	Power of Attorney	45
11.5	Instruments	47
11.6	Successors and Assigns	47
11.7	Governing Law	47
11.8	Jurisdiction and Venue; Waiver of Jury Trial	47
11.9	Gender, Etc	48
11.10	No Partition	48
11.11	Notices	48
11.12	Counterparts	48
11.13	Headings	48
11.14	Confidentiality	48
11.15	Side Letters	50
11.16	Revocation of Agency Cross Transaction Consent	51
11.17	Grantors of Revocable Trusts	51
11.18	Financing	51
11.19	Legal Counsel	52
11.20	Each Interest in the Company is a Security	52
11.21	Voting	52

iii

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Goldman Sachs Renewable Power Operating Company LLC (the “Company”) is made and entered into as of February 9, 2018, by and among Goldman Sachs Renewable Power LLC, in its capacity as the initial sole member of the Company (the “Initial Sole Member” or the “Parent Company”) and as the managing member of the Company (the “Managing Member”), the Special Interest Member (as defined below), any other Persons who are admitted as Members of the Company from time to time. This Agreement shall constitute the “limited liability company agreement” of the Company, as defined in the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Delaware Act” or the “Act”).

WHEREAS, the Company was formed pursuant to the filing of a Certificate of Formation of the Company dated and filed on September 19, 2017 (as amended from time to time, the “Certificate of Formation”), in accordance with the Delaware Act;

WHEREAS, the Initial Sole Member entered into a limited liability company agreement of the Company, dated September 19, 2017 (the “Original Agreement”); and

WHEREAS, the Initial Sole Member desires to enter into this Agreement to reflect the addition of the Special Interest Member and the Managing Member as parties to this Agreement and to amend and restate the Original Agreement in its entirety and to operate the Company in the manner set forth herein.

NOW, THEREFORE, the parties hereto agree to be bound by the terms and provisions hereof and to amend and restate the Original Agreement in its entirety and to substitute the terms hereof as follows:

ARTICLE I

GENERAL PROVISIONS

1.1    Name. The name of the Company is Goldman Sachs Renewable Power Operating Company LLC, or such other name or names as the Company may from time to time designate.

1.2    Principal Office. The principal office of the Company shall be at such location as the Company may from time to time determine in its discretion. The business of the Company, or any part thereof, may, however, be conducted elsewhere.

1.3    Registered Office and Agent. The address of the Company’s registered office in Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, and its registered agent at such address for service of process is Corporation Service Company; provided, however, that the Company may change its registered office and/or registered agent at any time or from time to time.

1.4    Purposes. The purposes of the Company are to, directly or indirectly through one or more subsidiaries, (a) engage in the activities and implement the business plan of the Company as described in the Offering Memorandum, including without limitation (i) acquiring, owning, operating and supporting renewable energy projects (the “Projects”), (ii) entering into development support arrangements with third-party developers with respect to Projects that are under development or construction or otherwise provide financial or other support to developers with respect to Projects in varying stages of development, including by serving as lender to fund the development or construction of Projects (such arrangements, “Energy Project Loans”) and (iii) acquiring and owning other renewable energy-related or other assets as described in the Offering Memorandum (such other assets, together with Projects and Energy Project Loans in which the Company has an interest (directly or indirectly through one or more subsidiaries) from time to time, the “Portfolio Assets”), (b) engage in any other activities which may be directly or indirectly related or incidental to any of the foregoing and (c) in furtherance of the business objectives of the Company, engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware. The Company shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware, including, without limitation, all power and authority to enter into, make and perform all contracts and other undertakings and to engage in all activities and transactions and take any and all actions necessary, appropriate, desirable, incidental, or convenient to or for the furtherance or accomplishment of the above purposes or of any other purpose permitted by the Act or the furtherance of any of the provisions herein set forth and to do every other act and thing incidental thereto or connected therewith, including allocation of capital of the Company pending its utilization or disbursement, and any and all of the other powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement. The Company shall not be limited as to the number or types of Portfolio Assets, or the amount contributed toward particular Portfolio Assets, and may allocate assets without restriction (subject to the limitations set forth in this Agreement).

1.5    Register. The names of the Members and the amounts of their respective Capital Commitments shall be set forth in a register, which shall be filed with the records of the Company and which may be amended from time to time by or on behalf of the Managing Member in accordance with the provisions of this Agreement.

1.6    Definitions. All references in this Agreement to financial statements, assets, liabilities, profits, and losses and similar accounting items with respect to the Company mean such items prepared or determined using the accrual method of accounting, or such other method as the Managing Member chooses, and the application of U.S. generally accepted accounting principles as from time to time in effect, subject to any specific accounting treatment required by a particular section of this Agreement.

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.6.1    “Act” or “Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as from time to time amended.

1.6.2    “Additional Acquisition” is defined in Section 3.1.5.

1.6.3    “Administration Fee” is defined in Section 1.6.22.

1.6.4    “Advisers Act” means the Investment Advisers Act of 1940, as from time to time amended.

1.6.5    “Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” means: (i) the legal or beneficial ownership of securities representing a majority of the voting power of any Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise.

1.6.6    “Aggregate Incentive Distribution” is defined in Section 4.4.1.

1.6.7    “Agreement” means this Amended and Restated Limited Liability Company Agreement as the same may be amended from time to time.

1.6.8    “Assignee” is defined in Section 8.3.

1.6.9    “Bank Holding Company Act” means the U.S. Bank Holding Company Act of 1956, as the same may be amended from time to time.

1.6.10    “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

1.6.11    “Capital Account” means, with respect to any Member, the individual capital account of such Member maintained in accordance with Section 4.1.2.

1.6.12    “Capital Commitment” means, with respect to each Member, the aggregate Capital Contributions which such Member has agreed to make as set forth in its Subscription Agreement to the extent accepted by the Managing Member.

1.6.13    “Capital Contribution” means, with respect to a Member, that amount of capital actually contributed or deemed to have been contributed by such Member to the Company pursuant to this Agreement. For purposes of determining the amount of the Parent Company’s Capital Contribution, amounts contributed to the Parent Company by the Parent Company Members that are used to pay the Parent Company’s Company Expenses (as such term is defined in the applicable Parent Company Agreement) shall be deemed contributed to the Company by the Parent Company. Capital will not be considered contributed to the Company by a Member until actually received by the Company from such Member; provided, however, that no Capital Contributions will be treated as being received by the Company on any date earlier than the due date for such contributions.

1.6.14    “Capital Sub-Account” is defined in Section 4.1.2.

1.6.15    “Catch-Up Amount” means 15% of the sum of (i) the Preferred Hurdle and (ii) aggregate Incentive Allocation distributions for the applicable Pre-IPO Incentive Allocation Reference Period.

1.6.16    “Certificate of Formation” is defined in the recitals of this Agreement.

1.6.17    “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.6.18    “Company” is defined in the recitals of this Agreement.

1.6.19    “Company Expenses” is defined in Section 6.3.1.

1.6.20    “Confidential Information” is defined in Section 11.14.1.

1.6.21    “Contributed Capital” means all amounts contributed or deemed contributed to the Company, adjusted as appropriate for the admission of additional Members or Members increasing their Capital Commitments (including contributions of amounts described in the definition of Recallable Capital, and excluding recalls of amounts that were distributed as other than a return of Contributed Capital, each as determined by the Managing Member). Amounts will be treated as being contributed to the Company from the time such contributions are received by the Company; provided, however, that no Capital Contributions will be treated as being received by the Company on any date earlier than the due date for such contributions.

1.6.22    “Core Operating Profit” is an amount equal to (i) the Project Operating Income, plus, without double-counting, (ii) any other net revenue of the Company (taking into account only the Company’s direct or indirect proportionate share of such amounts, but excluding any items of Other Profit or Loss), less (iii) the administration fee payable to the Manager by the Parent Company for Administrative Services (as defined in the Parent Company Agreement) provided by the Manager as set forth in the Parent Company Agreement (the “Administration Fee”) (if an amount is payable by the Parent Company) (for the avoidance of doubt, the Administration Fee excludes administration fees borne directly or indirectly at the Project level by persons other than the Parent Company), any management fee, Company Expenses and Parent Company Expenses (other than U.S. federal, state and local income taxes, if any, imposed on the Company) and the Economic Depreciation of Projects incurred during the applicable period, plus (iv) any Administration Fee Rebate (as defined in the Parent Company Agreement), and plus or minus (v) without duplication, any Other Profit or Loss. For purposes of calculating Core Operating Profit, mark-to-market gains or losses on any assets or liabilities will be disregarded.

1.6.23    “CPLR” is defined in Section 11.8.4.

1.6.24    “Default Interest” is defined in Section 3.4.2.

1.6.25    “Default Interest Purchase Price” is defined in Section 3.4.2.

1.6.26    “Default Price” is defined in Section 3.4.2.

1.6.27    “DEUCC” is defined in Section 11.20.

1.6.28    “Disposition Cash Flows” is defined in Section 4.4.1.

1.6.29    “Dodd-Frank Act” means the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and together with the regulations to be promulgated thereunder.

1.6.30    “Drawdown” is defined in Section 3.1.1.

1.6.31    “Drawdown Notice” is defined in Section 3.1.1.

1.6.32    “Economic Depreciation” is calculated by depreciating the Company’s total purchase price for each Project (regardless of whether funded with equity or borrowed money, but excluding amounts funded by tax equity in respect of such Project) using straight-line depreciation over (i) for Projects that were acquired by the Operating Company at the commencement of such Project’s commercial operations, thirty-five (35) years, the expected operating life of such Projects or (ii) for all other Projects, thirty-five (35) years, less the number of years elapsed since the commencement of such Project’s commercial operations.

1.6.33    “Energy Project Loans” is defined in Section 1.4.

1.6.34    “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

1.6.35    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

1.6.36    “Exit Event” means (i) an IPO or (ii) a sale of all or substantially all of the assets of the Company and the Parent Company.

1.6.37    “FATCA” means one or more of the following, as the context requires:

(i)    sections 1471 to 1474 of the Code and any associated legislation, regulations or guidance, commonly referred to as the US Foreign Account Tax Compliance Act, the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development (OECD), or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting and/or withholding tax regimes;

(ii)    any intergovernmental agreement, treaty or any other arrangement (including between any government bodies in each relevant jurisdiction) entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in paragraph (i); and

(iii)    any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the matters outlined in the preceding paragraphs.

1.6.38    “Final Closing Date” means the final Subsequent Closing Date, which shall occur no later than twelve (12) months following the Initial Closing Date.

1.6.39    “Funding Account” is defined in Section 3.1.3.

1.6.40    “Goldman Sachs” means The Goldman Sachs Group, Inc. (or any Successor to its business), together with Goldman Sachs & Co. LLC and its other subsidiaries and affiliates, including, Goldman Sachs Asset Management, L.P., the Investment Management Division of The Goldman Sachs Group, Inc. and their respective subsidiaries and Affiliates.

1.6.41    “Goldman Sachs Person” is defined in Section 6.3.8.

1.6.42    “GS Affiliated Member” means any Member, in his, her or its capacity as a Member, which: (i) is also the Managing Member; (ii) is The Goldman Sachs Group, Inc. or its Successor; (iii) is any Person the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or its Successor; (iv) is a current or former Goldman Sachs employee or an investment vehicle of such employee, or any Affiliate of the Managing Member, in each case designated as a GS Affiliated Member from time to time by the Managing Member; (v) owns at least 20% of or controls, directly or indirectly, The Goldman Sachs Group, Inc. or its Successor and is designated as a GS Affiliated Member from time to time by the Managing Member, (vi) is the Special Interest Member, (vii) is the Initial Sole Member or (viii) is at least 20% owned or controlled, directly or indirectly, by The Goldman Sachs Group, Inc. or its Successor, by any Person the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc. or its Successor, or by any Person that owns at least 20% of or controls The Goldman Sachs Group, Inc. or its Successor and in each case is designated as a GS Affiliated Member from time to time by the Managing Member.

1.6.43    “Hedging Instruments” means futures, forward, swap, and option contracts or other financial instruments with similar characteristics, including forward foreign currency exchange contracts, currency and interest rate swaps, exchanges, caps and options.

1.6.44    “Incentive Allocation” is defined in Section 4.3.1.

1.6.45    “Indemnified Person” or “Indemnified Persons” is defined in Section 6.9.1.

1.6.46    “Initial Closing Date” means the first date on which the Parent Company accepts capital commitments from Parent Company Members to purchase interests in the Parent Company.

1.6.47    “Initial Sole Member” is defined in the recitals of this Agreement.

1.6.48    “Investment Company Act” means the U.S. Investment Company Act of 1940, as the same may be amended from time to time.

1.6.49    “Investment Fund” is defined in Section 3.4.8.

1.6.50    “IPO” means the sale, in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, of Parent Company interests (or other equity securities of the Parent Company or an IPO Entity) pursuant to which such interests (or other securities) are listed on any nationally or globally recognized securities exchange.

1.6.51    “IPO Entity” means any entity formed pursuant to a reorganization of the Parent Company and any of its Affiliates for the purpose of effecting an IPO with respect to the equity securities of such IPO Entity that has been approved by the Parent Company Board and the Manager.

1.6.52    “Loss” or “Losses” is defined in Section 6.9.1.

1.6.53    “Majority in Interest of the Members” means Members whose Capital Commitments constitute, in the aggregate, a majority of the aggregate Capital Commitments of all Members, calculated in accordance with Section 11.21.

1.6.54    “Management Services Agreement” is defined in Section 6.1.4.

1.6.55    “Manager” means Goldman Sachs Asset Management, L.P. or any other Affiliate of Goldman Sachs which is acting as Manager pursuant to the Management Services Agreement.

1.6.56    “Managing Member” is defined in the recitals of this Agreement.

1.6.57    “Media Company” means any Portfolio Asset that, directly or indirectly, owns any interest in, controls or operates a broadcast station, cable television system, a wireless or wireline telecommunications business, daily newspaper, any other communications facility or any other activity regulated by the Federal Communications Commission.

1.6.58    “Member” means one of the Members of the Company listed as a Member in the records of the Company.

1.6.59    “Member Loan” is defined in Section 3.4.3.

1.6.60    “Members” means all of those Persons who are members of the Company.

1.6.61    “Notice” is defined in Section 5.6.1.

1.6.62    “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.6.63    “Offering Memorandum” means the confidential offering memorandum of the Parent Company dated December 2017, as amended or supplemented from time to time.

1.6.64    “Organizational and Start-up Expenses” is defined in Section 6.3.3.

1.6.65    “Original Agreement” is defined in the recitals of this Agreement.

1.6.66    “Other Investment Programs” means additional investment partnerships, pooled investment vehicles, co-investment vehicles, separate accounts, managed accounts, funds-of-one or customized investment programs, including investment funds having similar investment objectives as the Company, and other entities that have been or are hereafter established by Goldman Sachs.

1.6.67    “Other Profit or Loss” is an amount equal to the Company’s direct or indirect proportionate share of (i) proceeds from the disposition of a Project less remaining Economic Depreciation with respect to such Project and (ii) gains or losses from the disposition of any other asset of the Company.

1.6.68    “Parent Company” is defined in the recitals of this Agreement.

1.6.69    “Parent Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Parent Company, as the same may be amended or restated from time to time.

1.6.70    “Parent Company Board” means the board of directors of the Parent Company.

1.6.71    “Parent Company Expenses” has the meaning ascribed to “Company Expenses” in the Parent Company Agreement.

1.6.72    “Parent Company Member” means each Person who is a member of the Parent Company.

1.6.73    “Person” means any natural person, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, custodian, nominee or other entity in its own or any representative capacity, in each case, whether domestic or foreign.

1.6.74    “Pre-Disposition Distributions” is defined in Section 4.4.1.

1.6.75    “Portfolio Acquisition Period” is defined in Section 3.1.5.

1.6.76    “Portfolio Asset” is defined in Section 1.4.

1.6.77    “Portfolio Distributions” means all distributions made by Portfolio Assets.

1.6.78    “Post-IPO Incentive Allocation Reference Period” is defined in Section 4.3.1.

1.6.79    “Pre-IPO Incentive Allocation Reference Period” is defined in Section 4.3.1.

1.6.80    “Preferred Hurdle” is defined in Section 4.3.1.

1.6.81    “Prime” means the U.S. prime interest rate, as determined from time to time.

1.6.82    “Project Operating Income” equals the EBDA (i.e., earnings before depreciation and amortization) of the Company, inclusive of its proportionate ownership interest in Projects held through wholly or partially-owned subsidiaries or other entities through which the Company holds interests in Projects.

1.6.83    “Projects” is defined in Section 1.4.

1.6.84    “Promote” is defined in Section 4.4.2.

1.6.85    “Recallable Capital” means, with respect to any Member as of any date, an amount equal to the sum of distributions made or deemed made to such Member pursuant to Article IV that, in the discretion of the Managing Member: (i) are required to satisfy any indemnification, reimbursement, contribution or similar obligation of the Company (including any obligation resulting from applicable law) or any other expense or obligation of the Company, including repayment of indebtedness; (ii) are subject to recall or reimbursement from or recontribution by the Company or (iii) are returned to such Member without having been allocated by the Company to Portfolio Assets.

1.6.86    “Revocation Notice” is defined in Section 11.16.

1.6.87    “Sanctioned Member” means any Member subject to sanctions under any Sanctions Laws and Regulations, for and only for the period of time that such Member is subject to such sanctions.

1.6.88    “Sanctions Laws and Regulations” means: (i) any U.S. sanctions laws and regulations imposed or administered by OFAC and (ii) any other trade, economic, military or other sanctions laws or regulations imposed by the United Nations or any governmental or regulatory authority of the United States, the European Union, and individual member states of the European Union.

1.6.89    “Securities Act” means the U.S. Securities Act of 1933, as amended.

1.6.90    “Shortfall Amount” is defined in Section 3.1.4.

1.6.91    “Side Letter” is defined in Section 11.15.

1.6.92    “SIM Account” is defined in Section 4.2.

1.6.93    “Special Interest Member” means the Member that owns the right to receive the distributions in respect of the Incentive Allocation and the Promote and at any time thereafter shall be any Person to which all or a portion of such interest in the Company shall be transferred and which has been admitted to the Company.

1.6.94    “Specified Event” is defined in Section 4.4.1.

1.6.95    “Sub-Account” is defined in Section 4.1.1.

1.6.96    “Subscription Agreement” means the subscription agreement executed by each Member in connection with such Member’s subscription for an interest in the Company.

1.6.97    “Subsequent Closing Date” means each date on which a subsequent closing of the Company is held.

1.6.98    “Substituted Member” is defined in Section 8.3.

1.6.99    “Successor” means, with respect to any specified Person, any other Person which succeeds to the business of such specified Person substantially and in the entirety.

1.6.100    “Tax Cost” is defined in Section 5.5.6.

1.6.101    “Tax Matters Representative” is defined in Section 5.5.1.

1.6.102    “Transfer” is defined in Section 8.1.1.

1.6.103    “Undrawn Commitment” means, with respect to any Member as of any date, the excess of (A) the sum of: (i) such Member’s Capital Commitment plus (ii) such Member’s Recallable Capital over (B) the sum of: (i) the Capital Contributions previously paid by such Member to the Company plus (ii) the Drawdowns (which have not yet been paid) of such Member to the Company.

1.7    For all purposes of this Agreement and any schedules and exhibits hereto, except as expressly provided herein or unless the context otherwise requires, the words “including,” “includes,” “include,” and words of similar import shall be deemed to be followed by the phrase “without limitation” and shall be regarded as a reference to non-exclusive and non-characterizing illustrations. Except as otherwise expressly provided herein, in any case where Goldman Sachs, the Manager, the Company or the Managing Member is authorized or required to take an action, exercise its discretion, make any determination or give any approval, it shall do so in its sole discretion or sole judgment taking into account any considerations it deems appropriate. It is intended that the terms of this Agreement be construed in accordance with their fair meanings and not against any particular Person, including the Manager and the Managing Member.

In any case where Goldman Sachs, the Company, the Manager, the Managing Member or any Person appointed by any of the foregoing is authorized, required or requested under this Agreement to take or omit an action, make any decision, determination or valuation or grant or withhold any approval, consent or waiver, including any action authorized in its “opinion”, “judgment”, “discretion”, “sole discretion” or similar grant of authority or latitude: (i) it shall do so (or not do so) in its sole and absolute discretion or judgment, with or without cause; (ii) it shall be entitled to (but not required to) take into account any considerations, interests or factors it deems appropriate or desirable, including its own interests and interests of its Affiliates and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members; (iii) such action (or inaction), decision, determination, valuation, or grant or withholding of approval, consent or waiver shall be final, binding and conclusive as to the Company, all Members and their respective successors, assigns and personal representatives; and (iv) where it is expressly required to be reasonable or follow some other express standard, it will only be required to act under that express standard and to the fullest extent permitted by law it shall not be subject to any duties or standards (including fiduciary or similar duties or standards) existing under applicable law (or in equity).Each Member hereby agrees that any standard of care or duty imposed in this Agreement or any other agreement contemplated herein or under the Act or any other applicable law, rule or regulation shall be modified, waived or limited in each case as required to permit Goldman Sachs, the Company, the Manager, the Managing Member and any Person appointed by any of the foregoing, as applicable, to act under this Agreement or any other agreement contemplated herein and to make any decisions, in each case pursuant to the authority prescribed in this Section 1.7. For the avoidance of doubt, in no way does this Section 1.7 eliminate or modify the Manager’s and the Managing Member’s duty to act at all times in good faith in accordance with the Act.

ARTICLE II

DURATION

The Company shall be wound up and subsequently dissolved one year after the date by which all of the Company’s Portfolio Assets have been liquidated and the Company’s obligations (including contingent obligations) have terminated; provided, that the Managing Member, at any time and in its discretion, may adopt an amendment to this Agreement, without the consent of any Member, (i) that would cause the Company to automatically dissolve and terminate no later than the fifteenth anniversary of the formation of the Company or (ii) to limit the duration of the Company’s ownership of any Portfolio Asset to a period of 15 years or 10 years, as needed to comply with applicable law (including the Bank Holding Company Act).

In the event that the Parent Company has not consummated an Exit Event by the fifth anniversary of the end of the Portfolio Acquisition Period, subject to extension for one year at the option of the Parent Company Board (in consultation with the Manager), the Manager shall seek to liquidate the Company’s assets in such manner and over such time as it determines to be appropriate as the opportunities to sell such assets on terms that the Manager determines to be advantageous to the Company and the Members become available, and following the liquidation of the Company’s assets and the termination of the Company’s obligations (including contingent obligations), the Company shall be wound up and subsequently dissolved in accordance with applicable law and the terms of this Agreement. The Special Interest Member shall be entitled to receive the Incentive Allocation and the Promote which will be allocated to the Special Interest Member through the date of the Company’s termination.

Notwithstanding the foregoing, the Company shall dissolve, wind up, and terminate as set forth in Article X.

ARTICLE III

CONTRIBUTIONS TO CAPITAL

3.1    Capital Contributions.

3.1.1    At any time and from time to time, the Company may deliver a notice (each a “Drawdown Notice”) to each Member that a drawdown of capital (a “Drawdown”) is being made with respect to all or a portion of such Member’s Capital Commitment (up to the amount of its Undrawn Commitment). Each Drawdown Notice shall specify the due date and the amount of the Drawdown and shall be provided at least 5 Business Days prior to the date the amount called is due. Each Member agrees to fund each Drawdown and further agrees that its obligation to fund each Drawdown is absolute and unconditional, without right of offset, counterclaim or defense, and that exceptions generally will not be permitted for any reason. The amount of the Drawdown specified in the Drawdown Notice may be applied by the Company for any use permitted under this Agreement or the Act. Except as set forth in Sections 3.1.7, 4.7, 6.10, 8.3, and 9.2.3, a Member is not obligated to fund a Drawdown in excess of such Member’s Undrawn Commitment.

3.1.2    In general, all Drawdowns in respect of Capital Commitments (except as otherwise provided in this Section 3.1 and Drawdowns for the Incentive Allocation and the Promote, which may be payable or distributable at different rates with respect to different Parent Company Members) shall be made pro rata with respect to each Sub-Account in accordance with such Sub-Account’s portion of Undrawn Commitments. Drawdowns with respect to Recallable Capital shall generally be made with respect to each Sub-Account pro rata based upon each such Sub-Account’s respective portions of distributions that are subject to recall.

3.1.3    Each Member shall transfer its Capital Contribution from an account designated by such Member (“Funding Account”). Payments by a Member of the amount specified in any Drawdown Notice must be made, to the extent sufficient funds are not already available in such Member’s Funding Account, by wiring immediately available funds to such Member’s Funding Account (or, if the Managing Member has so agreed, to the Company or an account designated by the Company) not later than the date specified in the Drawdown Notice. Each Member hereby agrees to the withdrawal by the Managing Member of funds from such Member’s Funding Account in such amounts as are necessary to meet Drawdowns. Capital will not be considered contributed to the Company by a Member until actually received by the Company (or the account designated by the Company) from such Member (and in no event earlier than the due date for such Capital Contributions). The Managing Member may, without prior notice to or the consent of a Member, cause funds to be withdrawn (including cash and securities) that have been deposited into a Member’s Funding Account from any source (including from partnerships, pooled investment vehicles, co-investment vehicles and separate accounts that have been or are hereafter established by Goldman Sachs) at any time in amounts necessary to satisfy any obligation owed to the Company by such Member. Each Member hereby agrees that the Managing Member is authorized to instruct Goldman Sachs to act on its instructions in order to allow the Managing Member to withdraw funds from such Member’s Funding Account as set forth in this Section 3.1.3.

3.1.4    Unless otherwise expressly agreed in writing between a Member and the Managing Member, all payments contemplated under this Agreement and each such Member’s obligations relating to its ownership of an interest in the Company (including all indemnification obligations) must be satisfied by payment in U.S. dollars. Each Member’s obligation to pay U.S. dollars to the Company shall not be satisfied by payment in any other currency, whether pursuant to a judgment or otherwise, to the extent that the amount actually received by the Company upon conversion of amounts received in any other currency to U.S. dollars falls short of the amount of U.S. dollars originally due to the Company (the “Shortfall Amount”). Each Member agrees as a separate obligation and notwithstanding any such judgment, to pay to the Company on demand any Shortfall Amount. For the avoidance of doubt, no Member shall be liable for any Shortfall Amount due to the Company with respect to any other Member.

3.1.5    The Company may issue Drawdowns from Members for the purpose of acquiring Portfolio Assets from the Initial Closing Date until the third anniversary of the Final Closing Date, provided that this period may be extended for one additional year at the option of the Managing Member (the “Portfolio Acquisition Period”). Drawdowns may be issued at any time prior to the expiration of the Portfolio Acquisition Period for any permitted purpose. Following the end of the Portfolio Acquisition Period, the Company may issue Drawdowns only: (i) to pay, and/or establish reserves for, the Company’s actual or anticipated expenses (including Company Expenses), liabilities, including obligations relating to indemnification or the payment or repayment of indebtedness or other obligations, contingent or otherwise, whether incurred before or after the end of the Portfolio Acquisition Period, (ii) to fulfill commitments made or reserved for prior to the expiration of the Portfolio Acquisition Period, (iii) to engage in hedging transactions, or (iv) to allocate additional capital to existing Portfolio Assets (each, an “Additional Acquisition”) (including transactions to hedge interest rate or currency risks related to an Additional Acquisition).

3.1.6    The Company will invest undeployed funds in its discretion (including in a Goldman Sachs money market fund or account).

3.1.7    If a Member fails to fund a Drawdown or other required payment to the Company on the due date set forth in the Drawdown Notice, the Managing Member may, on behalf of the Company and in addition to any other recourse the Managing Member or the Company may have against such Member (including as set forth in Section 3.4), charge interest to such Member on such overdue amount. Interest will accrue equal to simple interest at a floating rate equal to Prime plus two percent per annum, or such other rate as determined by the Managing Member, from and including the due date set forth in the Drawdown Notice until but not including the date such overdue amount is paid.

3.2    Borrowings Pending Drawdowns. As contemplated by (and subject to the provisions of) Section 6.1.3(iii), prior to the Final Closing Date, or at any time during the Company’s term, in anticipation of the receipt of Capital Contributions from Members, third parties not affiliated with Goldman Sachs, or, subject to applicable law, including the Dodd-Frank Act, Goldman Sachs may, but shall not be obligated to, loan the Company sufficient funds to meet their obligations, including obligations of the Company with respect to the Company’s expenses, acquisitions or potential acquisitions. Such loans will be made on commercially reasonable terms (including interest rate), as determined by the Managing Member. Such loans may also, in the discretion of the Managing Member, be secured by, including by way of mortgage, pledge, charge, assignment of or the granting of any security interests in or over, the assets of the Company (including Undrawn Commitments and the right of the Managing Member to make Drawdowns and exercise any remedies in order to enforce the Members’ funding obligations in accordance with this Agreement), Contributed Capital, Portfolio Distributions and Portfolio Assets.

3.3 [INTENTIONALLY	OMITTED]

3.4    Default by Member.

3.4.1    The Members agree that prompt payment of a Drawdown and of any amounts required to be paid by the Members under Sections 4.7, 6.10, and 8.3 or otherwise under this Agreement is of the essence, that failure of any Member to make such payment will cause irreparable harm to the Company and the other Members, and that the amount of damages caused by such harm will be difficult to calculate. The Members acknowledge that failure by a Member promptly to pay a Drawdown (including in connection with a recall of distributions or to satisfy an indemnification obligation) may require non-defaulting Members to contribute additional capital (not to exceed their then Undrawn Commitment) to satisfy such shortfall, may result in the Company’s default in respect of its obligations, and may reduce the number of Portfolio Assets that the Company may acquire, each of which may affect the financial stability of the Company. Accordingly, the Members agree that, except as otherwise provided in Section 9.2, if a Member shall fail to fund a Drawdown or other required payment to the Company under this Agreement when due within 10 calendar days of the due date set forth in the Drawdown Notice or other applicable notice, or fails to comply with any term or condition set forth in this Agreement, the Member’s Subscription Agreement, or any other agreement related to a Member’s interest in the Company, such Member shall be in default; provided, that the Company, in its discretion, may extend the time period before a default occurs. A defaulting Member shall not be entitled to vote on any matter upon which the Members are entitled to vote hereunder, and the Default Interest in the Company will not be included in calculating the Company interests of the Members entitled to vote on or required to take any action under this Agreement. Upon any such default, the Company, in its discretion, may undertake any one or more of the options listed below in this Section 3.4.

3.4.2    Upon any such default, the Managing Member will have the option, but not the obligation, to undertake any one or more of the following options in any particular order or differently with respect to each defaulting Member, subject to applicable law: (i) to cause the Company to acquire all or part of the interest of the defaulting Member in the Company (the “Default Interest”); (ii) assign the Company’s right to acquire all or part of the Default Interest to its Affiliate; or (iii) sell all or part of the Default Interest to third parties (including any non-defaulting Member), including through a sale on a qualified matching service, whether or not such service is administered by Goldman Sachs, or otherwise; provided that the Managing Member shall have no obligation to offer the Default Interest to any Person. A Transfer of all or part of a Default Interest, pursuant to clauses (i) and (ii) above, generally will be made at a price equal to the lower of: (a) the fair value of the Default Interest as of the date of default (as reasonably determined in good faith by the Managing Member) and (ii) the book value of the Default Interest (as reasonably determined by the Managing Member in accordance with generally accepted accounting principles) as of the end of the fiscal year immediately preceding the fiscal year in which the default is declared and adjusted for contributions from the defaulting Member and distributions, if any, to the defaulting Member since the end of the fiscal year as of which these values are determined (the “Default Price”); provided that the Managing Member may transfer the Default Interest under clauses (i) and (ii) at a price less than the Default Price with the consent of the defaulting Member (the Default Price or such lesser amount, the “Default Interest Purchase Price”). A transfer of a Default Interest under the circumstances described in clause (iii) of this paragraph generally may be made at (and, for purposes of a transfer of Default Interest under the circumstances described in clause (iii) of this paragraph, the “Default Interest Purchase Price” will be deemed to be) any price offered by any such third party, including at a price that is a significant discount to the book value of the Default Interest, and in some cases, solely in exchange for such third party’s assumption of the defaulting member’s Undrawn Commitment. Any Person acquiring all or part of the Default Interest shall be required to assume the obligation of the defaulting Member to contribute to the Company the appropriate portion of past due Drawdowns (and any amounts past due in respect of any other required payment) and future Capital Contributions related to the Default Interest or other required payments. Within 30 days of the payment of the Default Interest Purchase Price (or portion thereof if the entire Default Interest is not acquired) to the Company, the defaulting Member will receive an amount equal to 50% of the Default Interest Purchase Price (or portion thereof). The remainder of the Default Interest Purchase Price (or portion thereof) will be retained by the Company. The Person(s) acquiring all or a portion of the Default Interest shall succeed to all economic attributes associated with the portion of the Default Interest acquired, including a proportionate share of the Capital Account balance, any unreturned Contributed Capital, and the entire remaining Undrawn Commitment. In addition, the 50% of the Default Interest Purchase Price retained by the Company shall be treated as an item of income solely for purposes of computing the Members’ respective Capital Account balances and shall be treated as an amount of proceeds realized from a Portfolio Asset.

3.4.3    The Managing Member may in its discretion, but is not required to, arrange for a full recourse loan with an expected maturity of 60 days or less, or such longer period in the discretion of the Managing Member (a “Member Loan”), to any Member who fails to make a timely Capital Contribution or other required payment to the Company, and the proceeds of such Member Loan will be used to make such contribution or payment. A Member Loan may be secured by the Member’s interest in the Company and the Managing Member’s right to issue future Drawdown Notices to such Member, in each case at the discretion of the Managing Member. The lender shall have full recourse to the Member, and the terms of any Member Loan, including the interest rate, shall be commercially reasonable as determined by the Managing Member in its discretion. Each Member hereby irrevocably appoints the Managing Member as its attorney-in-fact to arrange such Member Loans, and to execute and deliver on behalf of such Member all documents or other instruments related thereto, without prior notice to such Member. Such appointment and power of attorney is coupled with and is intended to secure an interest in property and the obligations of the relevant Member hereunder, is irrevocable, shall survive the Transfer of the Member’s interest in the Company and shall survive and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of the Member, but shall be limited to the term of the Company determined in accordance with this Agreement. Any Member on behalf of which a Member Loan is made shall remain liable to pay the remainder of its Capital Commitment in the amounts and on the terms specified in this Agreement, in addition to payment of any amounts owing in respect of any Member Loan. To the extent permitted by applicable law, Goldman Sachs may, but is not required to, make any such Member Loan. Member Loans will not be made or arranged for any Member to the extent such Member Loans would be prohibited by applicable law, including limitations under the Sarbanes Oxley Act of 2002 or the Dodd-Frank Act, nor will such loans be made or arranged for Members that are subject to the prohibited transaction rules of ERISA or the Code or for governmental plans that are subject to similar laws, rules or regulations. A Member Loan will not alter the defaulting Member’s other obligations to the Company, including any obligation to make future Capital Contributions.

3.4.4    The Managing Member may require, in its discretion, that the defaulting Member forfeit, without consideration, to the Company some or all of its interest in the Company (including its interest in future allocations and distributions and some or all of the rights associated with such interest). Subject to applicable law, such forfeiture will not alter such defaulting Member’s obligations to the Company, including any obligation to fund future Capital Contributions or make other required payments and such Member will continue to retain all such obligations. The Capital Account balance (and the Capital Sub-Account balance) associated with the portion of the Default Interest shall be forfeited and allocated to the non-defaulting Members pursuant to this Section 3.4.4 as if it were an item of income. The Managing Member will determine appropriate mechanisms for implementing these provisions, including adjustments to the future distributions to Members to take into account any forfeiture described above.

3.4.5    The Managing Member may allow a defaulting Member to withdraw from the Company upon such terms and conditions as may be established by the Managing Member, which may include, without limitation, the execution of liability releases, payment of legal and administrative expenses and other reasonable fees and the forfeiture of all or a portion of such Member’s Capital Account.

3.4.6    In addition to any obligation described in Section 6.9, in connection with any default, each Member hereby agrees, if it is a defaulting Member, to indemnify the Company, the Managing Member and any of their respective Affiliates for any and all claims, losses, liabilities or damages (including attorneys’ fees and other related out-of-pocket expenses) suffered or incurred by any such Person as a result of the defaulting Member failing to make a required Capital Contribution or otherwise failing to comply with the terms of the Subscription Agreement, and the Managing Member may require the defaulting Member to be responsible for all fees and expenses (unless such requirement is waived by the Managing Member), including attorneys’ fees and sales commissions, incurred as a result of the default. The Company generally will deduct such fees and expenses from net proceeds paid to the defaulting Member, if any.

3.4.7    The remedies provided in this Section 3.4 are in addition to and not in limitation of any other right or remedy of the Company, the Managing Member provided by law, at equity or under this Agreement, the Subscription Agreement, any client account implementation agreement or any related agreements.

3.4.8    The Company may agree with the Parent Company and any other Member that is an investment vehicle that invests all or substantially all of its assets in the Company (an “Investment Fund”) that, if a direct investor in the Parent Company or other Investment Fund fails to make a contribution to the Parent Company or such or Investment Fund, as applicable, and as a result the Parent Company or such other Investment Fund does not make all or a portion of a Capital Contribution or other required payment to the Company, the Company will treat the Parent Company or such other Investment Fund as a defaulting Member, but solely with respect to the portion of the Parent Company’s or such other Investment Fund’s interest in the Company relating to the direct interest in the Parent Company or such other Investment Fund held by the direct investor in the Parent Company or such other Investment Fund that failed to make a contribution to the Parent Company or such other Investment Fund, as applicable.

3.4.9    Notwithstanding any provision of this Section 3.4 to the contrary, in the event that the Special Interest Member is the defaulting Member, the provisions of Sections 3.4.2 and 3.4.4 shall not apply to the Special Interest Member’s right to receive the Incentive Allocation or Promote but only to that portion of its interest attributable to its subscription obligations to the Company and its right to distributions, and allocations of income and loss related thereto. Accordingly, in no event shall any purchaser of a portion of the interest of the Special Interest Member pursuant to Section 3.4.2 become entitled to any Incentive Allocation (or the associated portion of the Special Interest Member’s Capital Account balance), all of which shall be retained by the Special Interest Member, nor shall any such purchaser become obligated to contribute to the Company any amount under Section 10.2.4 in respect of the interest it purchased pursuant to Section 3.4.2. In addition, in no event shall the Special Interest Member be deemed to have forfeited pursuant to Section 3.4.4 the portion of its interest in the Company, which entitles the Special Interest Member to receive Incentive Allocations or Promote (or the associated portion of the Special Interest Member’s Capital Account balance).

3.5    Admission of Members. A Person shall be admitted as a Member of the Company at the time that: (i) a copy of the Subscription Agreement is executed by or on behalf of such Person; (ii) this Agreement or an amendment hereto or a counterpart hereof or thereof is executed by or on behalf of such Person and by the Managing Member; (iii) the Managing Member consents to the admission of such Person as a Member; and (iv) such Person is listed as a Member of the Company in the records of the Company.

3.6    Status Under ERISA. The Managing Member shall use its reasonable best efforts to manage the Company so that the assets of the Company are not “plan assets” that are subject to Title I of ERISA or Section 4975 of the Code (or a comparable law or regulation).

ARTICLE IV

CAPITAL ACCOUNTS AND DISTRIBUTIONS

4.1    Sub Accounts; Capital Accounts.

4.1.1    In connection with the Parent Company’s investment as a Member, the Company shall establish for each Parent Company Member a memorandum account (each, a “Sub-Account”).

Amounts contributed by, or to be distributed to, the Parent Company with respect to a Parent Company Member shall be accounted for in the Sub-Account established with respect to such Parent Company Member. The Sub-Account shall initially be an amount equal to the aggregate initial Capital Contributions with respect to such Parent Company Member and shall be (i) increased to reflect any additional Capital Contributions made or deemed made pursuant to Section 3.1 by such Parent Company Member; (ii) increased (or decreased) to reflect the gain or loss allocated with respect to such Parent Company Member for each accounting period; (iii) decreased to reflect the amount of any distributions pursuant to Section 4.3.2 with respect to such Parent Company Member (including any deemed distributions), and any deemed distributions of taxes withheld or incurred by the Company pursuant to Section 4.7 in respect of such Parent Company Member; and (iv) decreased for any Incentive Allocation and Promote pursuant to Section 4.3 or Section 4.4 with respect to such Parent Company Member.

4.1.2    A separate capital account (a “Capital Account”) shall be established on the books of the Company with respect to each Member and maintained in accordance with Section 704 of the Code. The Company shall also establish for each Parent Company Member a memorandum capital account (each, a “Capital Sub-Account”) maintained in accordance with this Agreement and the principles of Section 704 of the Code as if such Parent Company Member were a Member of the Company and contributions by and distributions to such Parent Company Member were in accordance with the Sub-Account established with respect to such Parent Company Member. Capital Accounts and Capital Sub-Accounts shall be appropriately adjusted by the Managing Member, in its sole discretion, for events and items as determined by the Managing Member in its sole discretion, including for any taxes incurred by the Company allocable to the relevant Member or Parent Company Member. Each Member’s share of Company liabilities for purposes of Section 752 of the Code shall be determined according to such Member’s entitlement to profits hereunder such that the Special Interest Member is allocated 15% of such Company liabilities.

4.2    Special Interest Member Account. The Special Interest Member shall have a separate capital account in respect of its Incentive Allocation (the “SIM Account”), which shall initially be equal to zero, and which shall be (A) increased by any Incentive Allocation at the time such Incentive Allocation is made, and (B) decreased to reflect the amount of any distributions (including any deemed distributions in connection with the withholding of taxes in respect of such Incentive Allocation pursuant to Section 4.7) made to, or withdrawals or transfers (pursuant to below) made by, the Special Interest Member in respect of such SIM Account. Amounts in the SIM Account may be withdrawn by the Special Interest Member at any time in its discretion. In addition, any amounts in the SIM Account shall not be allocated any income, gains, losses or expenses or otherwise participate in the performance of the Company.

4.3    Allocations and Distributions in the Absence of a Specified Event. This Section 4.3 shall apply only until the occurrence of a Specified Event.

4.3.1    Incentive Allocation.

(i)    Prior to an IPO. Prior to an IPO (if any), and subject to the Preferred Hurdle and the Catch-Up Amount, the Special Interest Member shall be entitled to receive an incentive allocation (the “Incentive Allocation”) equal to 15% of the aggregate Core Operating Profit calculated by reference to (i) the twelve preceding calendar quarters or (ii) if less than twelve calendar quarters, the period commencing upon the date of funding of the first drawdown following the Initial Closing Date and ending as of the end of the quarter for which the Incentive Allocation is being calculated (the “Pre-IPO Incentive Allocation Reference Period”). The Incentive Allocation for any quarter shall only be distributable to the Special Interest Member if Core Operating Profit

for the Pre-IPO Incentive Allocation Reference Period which ends with such quarter exceeds a 6% annualized rate of return (whether or not distributed) for such Pre-IPO Incentive Allocation Reference Period on the aggregate amount of capital contributed by the Parent Company Members to the Parent Company (and not returned as a return of capital) through the end of such quarter (the “Preferred Hurdle”), in which case the Special Interest Member will be entitled to distributions of Incentive Allocation in respect of a quarter such that aggregate Incentive Allocation distributions for the applicable Pre-IPO Incentive Allocation Reference Period are equal to (i) the Catch-Up Amount plus (ii) 15% of the amount by which Core Operating Profit exceeds the sum of the Preferred Hurdle and the Catch-Up Amount.

(ii)    Following an IPO. Following an IPO (if any), and subject to the Preferred Hurdle and Catch-Up Amount, the Special Interest Member shall be entitled to receive an Incentive Allocation equal to 20% of the aggregate Core Operating Profit calculated by reference to (i) the twelve preceding calendar quarters occurring following the quarter in which the IPO occurs or (ii) if less than twelve calendar quarters, the period commencing upon the beginning of the calendar quarter in which the IPO occurs and ending as of the end of the quarter for which the Incentive Allocation is being calculated (the “Post-IPO Incentive Allocation Reference Period”). The Incentive Allocation shall, in addition, be calculated to provide for the Preferred Hurdle and Catch-Up Amount in the same manner as in the period preceding the IPO, as set forth in Section 4.3.1. The Incentive Allocation in the Post-IPO Incentive Allocation Reference Period shall be based on a new reference period that does not take into account or make any reference to any Core Operating Profits or Incentive Allocation in respect of periods prior to the quarter in which the IPO occurs, even if the Preferred Hurdle for the Pre-IPO Incentive Allocation Reference Period that ended immediately prior to the IPO has not been achieved. Therefore, the Special Interest Member may be entitled to an Incentive Allocation to which it would not have been entitled (or may be entitled to a higher Incentive Allocation than the Incentive Allocation it would have been entitled) had the reference period for determining the Incentive Allocation not been reset.

4.3.2    Distributions.

(i)    The amount and timing of distributions by the Company, other than distributions to the Special Interest Member in respect of its SIM Account, shall be in the discretion of the Managing Member and its determinations are conclusive and binding upon the Members. Subject to the foregoing, the Company generally shall distribute cash available for distribution after satisfying, or establishing reserves for, any of the Company’s current or anticipated obligations (including indebtedness, Incentive Allocation and any Company Expenses, as well as obligations relating to Portfolio Assets, including Additional Acquisitions). The Members acknowledge that the Company expects it will not make any distributions to Members prior to the Final Closing Date.

(ii)    The Managing Member may debit from amounts otherwise distributable to a Member pursuant to this Section 4.3.2: (i) all or a portion of any Capital Contribution or other required payment due to the Company from such Member and all or a portion of any Drawdown reasonably expected to be made to such Member (including in connection with the payment of actual or anticipated Company Expenses and obligations, contingent or otherwise, of the Company); (ii) an amount to satisfy such Member’s allocable portion of any actual or anticipated obligations (contingent or otherwise) of the Company (including the Incentive Allocation and any Company Expenses as well as obligations relating to Portfolio Assets, including Additional Acquisitions); and (iii) amounts withheld by the Company pursuant to Section 4.7 in respect of taxes allocable to such Member.

(iii)    Notwithstanding anything in this Agreement to the contrary, no provision shall limit in any way the Managing Member’s discretion to maintain reserves to meet potential funding needs or other obligations of the Company.

(iv)    Except as provided in Sections 9.2 and 10.2.3 below, distributions received by the Company, net of reserves that the Managing Member deems reasonable, in respect of the Members may be made to such Member at the discretion of the Managing Member, including at any time to the Special Interest Member in an amount not in excess of the then positive balance in its SIM Account, adjusted as the Managing Member determines appropriate so as to take into account: (i) any default by a Member; (ii) any exclusion of a Sanctioned Member; (iii) any Incentive Allocation that is not borne by the Members in proportion to their Capital Commitments; (iv) the deemed distributions of withholding and other taxes as described in Section 4.8; and (v) the intention to cause all Members to share in the economic arrangements intended by the provisions of this Agreement based on their relative commitments to the Company, regardless of whether they were admitted to the Company on the Initial Closing Date or a Subsequent Closing Date.

For purposes of calculating distributions to each Sub-Account, each Sub-Account’s share of Contributed Capital shall be adjusted to reflect the reallocation of any Capital Sub-Account balance as described in Section 3.4.4.

4.4    Allocations and Distributions Following a Specified Event.

4.4.1    In the event that (a) a determination is made by the Parent Company Board (in consultation with the Manager) that an IPO will not occur or (b) the Parent Company has not consummated an Exit Event by the fifth anniversary of the end of the Portfolio Acquisition Period, subject to extension for one year at the option of the Parent Company Board (in consultation with the Manager) and, in each case, in connection with such determination or failure to consummate an Exit Event, the Managing Member proceeds with the liquidation of the Company’s assets (each of clause (a) or (b), a “Specified Event”), the Incentive Allocation shall convert to a Promote distributable to the Special Interest Member in the manner set forth below and shall be calculated by taking into account (i) the aggregate amount of prior distributions of cash to Members (the “Pre-Disposition Distributions”), (ii) to the extent received by the Company and not previously distributed, any proceeds from operations of Portfolio Assets, interest income in respect of Energy Project Loans and the proceeds of the disposition of the Portfolio Assets and Energy Project Loans, and (iii) the Company’s proportionate share of all applicable expenses and the establishment of reserves for the payment of expenses or other obligations of the Company (the amounts described in (ii) less the amounts described in (iii), the “Disposition Cash Flows”) as well as the aggregate Incentive Allocation previously distributed to the Special Interest Member (the “Aggregate Incentive Distribution”).

4.4.2    Following such Specified Event, the Disposition Cash Flows shall first be apportioned among the Members in proportion to their Commitments. Amounts apportioned to a Member other than the Parent Company shall be distributed to such Member. Amounts apportioned to the Parent Company shall be further apportioned among each Sub-Account in proportion to the applicable Parent Company Member’s capital commitments to the Parent Company, subject to appropriate adjustments to take into account Defaults, Incentive Allocation and/or Promote to which the Parent Company Members are subject. Generally, (i) with respect to each Sub-Account that is not subject to the Incentive Allocation or the Promote, the amount apportioned to each such Sub-Account shall be distributed to such Sub-Account, and (ii) the amount apportioned to each other Sub-Account shall be distributed as follows:

(a)

first, 100% to such Sub-Account until the cumulative distributions to such Sub-Account (including Pre-Disposition Distributions) equal the aggregate capital contributions made by the applicable Parent Company Member as of that time in respect of such Sub-Account;

(b)

second, 100% to such Sub-Account until the cumulative distributions (including Pre-Disposition Distributions) to such Sub-Account equal an amount sufficient to provide such Sub-Account on a cumulative basis with a return equal to 6% per annum, compounded annually, on the amounts set forth in paragraph (a) above during the period such amounts were unreturned;

(c)

third, (A) 100% to the Special Interest Member as a “catch-up” until the Special Interest Member has received (including Aggregate Incentive Distribution amounts) with respect to such Sub-Account 15% of the excess of (1) total amounts distributed with respect to such Sub-Account over (2) aggregate capital contributions attributable to such Sub-Account (including, for this purpose, any amounts of Aggregate Incentive Distributions and Pre-Disposition Distributions, as applicable), or (B) to the Parent Company Member in respect of such Sub-Account until the Parent Company Member has received, with respect to such Sub-Account, cumulative distributions made pursuant to sub-clause (b) above and this sub-clause (c)(B) (including, for this purpose, any Pre-Disposition Distributions) equal to 85% of the aggregate amounts distributed pursuant to sub-clause (b) above, sub-clause (c)(A), above, and this sub-clause (c)(B) (including, in each case, any Aggregate Incentive Distributions and Pre-Disposition Distributions, as applicable) to the Parent Company Member in respect of such Sub-Account and to the Special Interest Member in respect of such Sub-Account; and

(d)

thereafter, between such Sub-Account and the Special Interest Member such that aggregate distributions in excess of aggregate capital contributions (in each case, with respect to the Sub-Account) are made 85% to such Sub-Account and 15% to the Special Interest Member (the amounts distributed to the Special Interest Member pursuant to the preceding paragraph (c) and this paragraph (d), the “Promote”).

While the Promote will be calculated to take into account distributions previously made to the Special Interest Member in respect of the Incentive Allocation, the Special Interest Member shall not be required to return to the Company any Incentive Allocation that it previously received. As a result, the Special Interest Member may receive and retain an amount of Incentive Allocation and/or Promote in respect of a Member that exceeds 15% of the excess of (i) the total amounts distributed to such Member and to the Special Interest Member in respect of such Member over (ii) the aggregate capital contributions made by such Member.

4.5    Accounting for Distributions. In making the distributions set forth in this Article IV, a number of accounting conventions and special rules will be adopted. Capital Contributions used to pay Company Expenses, including expenses associated with acquiring Portfolio Assets, will be treated as Contributed Capital. For purposes of computing the amount of the Preferred Hurdle with respect to the Incentive Allocation and the preferred return set forth in Section 4.4.2(b) with respect to the Promote, Capital Contributions that are included in the definition of “Contributed Capital” will be treated as such from the time the corresponding capital contributions from Parent Company Members are received by the Parent Company; provided, however, that no capital contributions will be treated as being received by the Parent Company on any date earlier than the due date for such contributed capital.

The General Partner shall have authority to adopt such conventions and special rules as it deems necessary or desirable to account for Portfolio Distributions in excess of the Preferred Hurdle, the preferred return set forth in Section 4.4.2(b), and Contributed Capital prior to the time when all Capital Contributions have been made.

Notwithstanding anything else in this Agreement to the contrary, to the extent that distributions from, or proceeds from the disposition of, Portfolio Assets by the Company are retained (rather than distributed, subject to recall), the Company will have the authority to adjust distributions and allocations to cause each Sub-Account to receive, to the extent possible, the same distributions and allocations (as determined without giving effect to the individual tax treatment of any Parent Company Member) that each such Parent Company Member would have received had the amounts been distributed and the Members made Capital Contributions in accordance with Section 3.1 (so that each Parent Company Member bears its share of the Incentive Allocation or the Promote that are not borne by the Members in proportion to their Capital Commitments, bears amounts attributable to such Member pursuant to Section 4.7, and bears any other Company Expenses according to such Member’s Capital Commitment, and so that each Sub-Account receives an appropriate amount of distributions and allocations as contemplated herein, in each case as determined by the Company).

Contributions and/or distributions deemed to occur under this Section 4.5 and Section 4.8 shall also be deemed to occur for all purposes of this Agreement.

For purposes of this Agreement, amounts shall be deemed distributed by the Company to the Parent Company only to the extent the Parent Company distributes amounts or deems such amounts distributed (including pursuant to Section 4.7) to Parent Company Members.

Any Member acquiring all or a portion of the interest of another Member in the Company, pursuant to Section 3.4.2 or otherwise, shall be deemed for all purposes of Article V to have, as a result, increased its Capital Commitment and Available Commitment (including Recallable Capital) by the portion of the Capital Commitment and Available Commitment (including Recallable Capital) of the transferring Member allocable to such acquired interest.

4.6    Valuation. Pursuant to the Management Services Agreement, the Manager, in its reasonable discretion, shall value or oversee the valuation of any asset and investment of the Company in good faith, based upon available relevant information. Such valuations shall be made by the Manager pursuant to delegated authority and subject to the supervision of the Managing Member, according to the Company’s valuation policies. The valuations of the Projects shall generally be based upon cost. In addition, a number of the Company’s other investments may be in the form of Energy Project Loans and derivative instruments entered into in connection with the Company’s hedging activities, which may not have readily ascertainable market prices. The fair value of such other investments that are not publicly traded or whose market prices are not readily available shall be determined in good faith by the Manager under procedures established by the Manager, which may include valuing such instruments at cost. Personnel of the Manager shall also prepare valuations using sources and/or proprietary models, depending on the availability of information on the Company’s assets and the type of asset being valued, all in accordance with the Company’s valuation procedures. The Manager will be entitled, but not required, to appoint a third party to make determinations regarding the value of assets. The Manager shall also have the discretion to use other valuation methods that it determines, in its discretion, are fair and reasonable.

4.7    Withholding and Company Taxes. The Company in its discretion may withhold and pay any taxes with respect to any Member, and any such taxes may be withheld from any distribution otherwise payable to such Member. If no sufficiently large distribution is imminent, the Managing Member may require the relevant Member promptly to reimburse the Company for the amount of any such tax payable by the Company on behalf of such Member and, if such tax has already been paid by the Company, interest thereon at a floating rate of interest equal to Prime plus two percent per annum, or such other commercially reasonable rate as determined by the Managing Member in its discretion, from the date of such tax payment until but not including the date such amount is reimbursed by such Member. No such reimbursement will be considered a Capital Contribution for purposes of this Agreement, nor shall any requirement that any such reimbursement be paid be considered a Drawdown.

4.7.1    Taxes withheld on amounts directly or indirectly payable to the Company, the Parent Company or subsidiary vehicles of the Company and taxes otherwise paid by the Company, the Parent Company or subsidiary vehicles of the Company shall, except as otherwise provided herein, be treated for purposes of this Agreement as distributed to the appropriate Members and paid by the appropriate Members to the relevant taxing jurisdiction. The Managing Member may require the relevant Member promptly to contribute to the Company an amount equal to such Member’s share, as determined in the discretion of the Managing Member, of any of the taxes described in this Section 4.7.1. No such contribution will be considered a Capital Contribution for purposes of this Agreement, nor shall any requirement that any such contribution be paid be considered a Drawdown. The amount of any such contribution shall not be treated as deemed distributed as described above.

4.7.2    Each Member hereby agrees to indemnify and hold harmless the Indemnified Persons and the other Members from and against any liability (including any liability for taxes, penalties, additions to tax, interest or failure to withhold taxes) with respect to income attributable to or distributions or other payments to such Member, including such Member’s share, as determined by the Managing Member in its discretion, of any liability incurred by subsidiary vehicles. The provisions of this Section 4.7.2 shall survive any termination of this Agreement. Nothing in this Section 4.7.2 shall cause any Member to become liable for any tax liability of any other Member.

4.8 [INTENTIONALLY	OMITTED]

4.9    Modifications to Allocations and/or Distributions. Adjustments may be made to Capital Accounts, Capital Sub-Accounts, Undrawn Commitments, allocations and/or distributions, as the Managing Member determines appropriate, in its sole discretion, in order to reflect that certain Members or Parent Company Members are not subject to the Incentive Allocation and/or Promote or are subject to a reduced Incentive Allocation and/or Promote and in connection with any defaults by Members or Parent Company Members, or otherwise in order to give effect to the economic intent of the provisions of this Agreement and the Parent Company Agreement.

4.10    Insolvency. No distribution shall be made that would render the Company insolvent.

ARTICLE V

CERTAIN FINANCIAL AND TAX MATTERS

5.1    Financial Reporting. The Company shall prepare its financial statements in accordance with U.S. generally accepted accounting principles using the accrual method of accounting on an annual basis, using the calendar year as its fiscal year, except to the extent otherwise required by the Code or selected by the Managing Member and permitted or required by law. Such financial statements may not include all information necessary for disclosure in accordance with U.S. generally accepted accounting principles. The Managing Member shall have authority to utilize a cash method of accounting.

5.2    Allocations for U.S. Federal Income Tax Purposes. The Managing Member shall allocate the income and loss of the Company for U.S. federal income tax purposes in a manner so as to give economic effect to the distribution and other provisions of this Agreement, and shall make such allocations in its discretion and in consultation with its tax advisors. For the avoidance of doubt, prior to a Specified Event, losses shall be allocated among the Members pro rata based upon Capital Contributions and income shall be allocated first to reverse any prior allocations of losses made pursuant to this sentence and thereafter among the Members according to the economic entitlement of the Members hereunder. It is the intention of the parties that, to the extent possible and consistent with the economics of this Agreement, the allocations made by the Managing Member be respected for U.S. federal income tax purposes, and in furtherance of this intention a “qualified income offset provision” and any such other provision described in applicable regulations and deemed desirable by the Managing Member shall be incorporated by reference into this Agreement. Notwithstanding any implication to the contrary contained herein, the Managing Member shall have authority to make or refrain from making available tax elections and to choose from all available tax accounting methodologies in implementing the foregoing. To the extent consistent with applicable law, the Managing Member may specially allocate income to any Member the status of which resulted in recognition of such income or otherwise alter the distribution or allocation provisions herein so that such Member bears the consequences of such recognition. The Managing Member’s determination of allocations shall be binding upon all parties.

5.3    Supervision; Inspection of Books.

5.3.1    Proper and complete books of account and records of the business of the Company shall be kept under the supervision of the Managing Member at the principal office of the Company in New York, New York, or such other place as designated by the Managing Member. Subject to Section 11.14: (i) this Agreement and all amendments thereto; (ii) the Certificate of Formation; (iii) all effective waivers of the Company executed by the Members and the Managing Member; and (iv) capital account statements of the Member requesting such information shall be open to inspection and copying by any Member or, subject to the prior approval of the Managing Member, such Member’s designated representative, in each case at such Member’s own expense, for any purpose reasonably related to such Member’s interest as a Member in the Company, upon 20 Business Days’ written notice to the Company, at any time during normal business hours. Any such inspection or copying of the books and records of the Company shall take place at the principal office of the Company, unless, in the discretion of the Managing Member, it is impracticable to perform such inspection in such place, in which case the Member requesting such records shall pay the expenses incurred by the Company in providing another place for such inspection or copying. Subject to and in accordance with the second sentence of Section 11.14.1, Members shall only be entitled to receive the documentation specified in this Section 5.3, and shall not be entitled, as of right, to receive any other information regarding the state of the business and financial condition of the Company. Any information so obtained or copied shall be kept and maintained in strictest confidence, and the Managing Member may require the Member requesting access to the books and records of the Company to execute an affirmation and acknowledgement of the confidentiality provisions of this Agreement. The Members hereby acknowledge and agree that to the fullest extent permitted by Section 18-305(g) of the Act, as amended, the rights of a Member to obtain information from the Managing Member and the Company shall be restricted, in the Managing Member’s discretion, to only those rights provided for in this Agreement, and that any other rights provided under Section 18-305 of the Act shall not be available to the Members or applicable to the Company, except as otherwise provided by the Managing Member.

5.3.2    The Managing Member may charge the Member requesting access to such books and records for the services of the officers, employees and agents of the Company, the Managing Member, or any of their Affiliates to supervise the inspection and copying of such books and records at a rate of compensation to be agreed upon by the requesting Member prior to such Member obtaining access to the books and records. Such Member shall also pay for: (i) the reasonable fees and expenses of counsel, accountants and other consultants to the Company incurred by the Company in connection with responding to and complying with a request for inspection or copying and (ii) all of the costs and expenses relating to such inspection and copying, including the use of information technology resources, supplies, copy equipment, personnel, and facility resources. The Company shall not be required to provide a copy of any record in any medium that is different from the medium in which the Company normally maintains such record. Notwithstanding the provisions of this Section 5.3.2, the Managing Member may, with respect to the rights set forth herein, adopt additional reasonable standards and limitations with respect to access to Company books and records.

5.4 [INTENTIONALLY	OMITTED]

5.5    Tax Matters and Elections.

5.5.1    The Manager (or such person as the Manager shall designate) shall act as the “partnership representative” of the Company within the meaning of Section 6223 of the Code and regulations promulgated thereunder (the “Tax Matters Representative”) and shall act for and on behalf of the Company to the extent required under Sections 6221 through 6233 of the Code. The Tax Matters Representative is specifically directed and authorized to take whatever steps the Tax Matters Representative deems necessary or desirable to perfect any such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under U.S. Treasury Regulations and, upon the request of the Tax Matters Representative, the Members shall execute any forms or statements required in connection therewith. The Tax Matters Representative shall be promptly reimbursed for all expenses incurred by it in connection with service as Tax Matters Representative.

5.5.2    Each Member agrees that any action taken by the Tax Matters Representative in connection with audits of the Company under applicable tax law will be binding upon such Member. Each Member further agrees that (i) except when the specific consent of the Tax Matters Representative is granted, such Member will not treat any Company item inconsistently on such Member’s individual income tax return with the treatment of the item on the Company’s tax return and (ii) such Member will not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Tax Matters Representative, which authorization may be withheld by the Tax Matters Representative.

5.5.3    The Managing Member may cause the Company to make or refrain from making all elections required or permitted to be made by the Company under applicable tax law, including, but not limited to, an election to treat the Company as an Electing Investment Partnership as defined in section 743(e)(6) of the Code and an election under section 754 of the Code. The Managing Member does not expect that the Company will make an election under section 754 of the Code. If the Company receives a notice of final partnership adjustment from the IRS, the Tax Matters Representative may, as determined in its good faith discretion and with respect to any applicable year, cause the Company to (a) elect the application of Section 6226 of the Code, as amended by Section 1101 of the Bipartisan Budget Act of 2015, with respect to any imputed underpayment arising from such adjustment, and (b) furnish to each Member (or former Member) a statement of such Member’s (or former Member’s) share of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment).

5.5.4    The Managing Member is hereby authorized and empowered to prepare or have prepared, to execute or have executed and to file, on behalf and in the name of the Company, any returns, applications, elections, agreements, and other instruments or documents, under applicable tax law, which it deems desirable or advisable.

5.5.5    Each Member further agrees that such Member will, upon request by the Managing Member, provide any information or documentation, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information and take any further action requested by the Managing Member, and that the Managing Member may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Company in connection with any tax matter (including in connection with a tax audit or proceeding) affecting the Company, including as reasonably necessary to effectuate any of the foregoing provisions of this Section 5.5, including (without limitation) with respect to any forms, documents or information reasonably necessary for the Company to comply with FATCA (or any comparable U.S. state or local, or non-U.S. law) or avoid being subject to withholding tax under any such laws, if applicable.

5.5.6    If a Member fails to comply with its obligations under this Section 5.5 and such failure results in any taxes, penalties, interest and/or any related costs or expenses (a “Tax Cost”), the Managing Member shall, to the extent commercially practicable, cause such Member to bear the economic burden of such Tax Cost by specially allocating the Tax Cost to such Member and/or withholding the Tax Cost from proceeds otherwise distributable to such Member. In the event that the Managing Member does not withhold such amounts, the Managing Member may require the Member to reimburse the Company or the Managing Member, as applicable, for any such Tax Costs. In addition, the Managing Member shall have full authority to take any steps that the Managing Member reasonably determines are necessary or appropriate to mitigate the consequences to the Company, any entity in which the Company holds an equity or debt interest and/or any other Member of such Member’s failure to comply with its obligations under this Section 5.5. Moreover, any Member that fails to comply with this Section 5.5 shall, to the fullest extent permitted by law, exculpate the Managing Member, the Company, and any of their Affiliates, including any member of the Company’s “expanded affiliated group” within the meaning of Section 1471(e)(2) of the Code, for any liabilities related to such failure and indemnify the Managing Member, the Company, and any such Affiliates.

5.6    Code Section 83 Safe Harbor Election.

5.6.1    By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in

Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Managing Member is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Managing Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice. The Company and each Member hereby agrees to comply with all requirements of the Safe Harbor described in the Notice, including the requirement that each Member shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each Safe Harbor Company Interest issued by the Company in a manner consistent with the requirements of the Notice.

5.6.2    A Member’s obligations to comply with the requirements of this Section 5.6 shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 5.6, the Company shall be treated as continuing in existence.

5.6.3    Each Member authorizes the Managing Member to amend Sections 5.6.1 and 5.6.2 to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance); provided, that, such amendment is not materially adverse to such Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).

ARTICLE VI

MANAGEMENT AND RESTRICTIONS

6.1    Managing Member.

6.1.1    The right to manage, control and conduct the business of the Company shall be vested in the Managing Member, and all decisions affecting the Company, its policies and management shall be made by the Managing Member, subject to the Managing Member’s right to delegate certain of its responsibilities as set forth in Section 6.1.2. The right to manage, control and conduct the business of the Managing Member shall be vested in a board of directors established by the Managing Member in accordance with Article VI of the Parent Company Agreement. Such board of directors shall have the authority to make all decisions affecting the Managing Member, including with respect to any matters described in this Agreement that are within the scope of the power and authority of the Managing Member,

6.1.2    The Managing Member shall have the power and authority to delegate to one or more Persons, including to the Manager or any officer, employee, Affiliate or agent of the Company or the Manager, the Managing Member’s rights and powers to manage and control the business and affairs of the Company; provided however that, except as contemplated by Section 6.1.4, no such delegation to an Affiliate of Goldman Sachs shall be permitted without the prior written consent of Goldman Sachs Asset Management, L.P. The Managing Member shall also have the power and authority to consult with the Manager before taking certain actions. Furthermore, the Managing Member, by written instrument signed by it, shall have the power to appoint one or more officers to act for the Company with such title as the Managing Member deems appropriate and to delegate to such officer(s), to the extent permitted by the Delaware Act, such of the powers and authorities as are held by the Managing Member or as are granted to the Managing Member hereunder as the Managing Member may determine. The Persons so appointed may include Persons holding titles such as Chair, Chief Executive Officer, President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller. Unless the authority of the Person designated as the officer in question is limited in the document appointing such officer, any officer so appointed shall have at least the same authority to act for the Company as is customary for a corresponding officer of a Delaware corporation to have to act for a Delaware corporation in the absence of a specific delegation of authority. The Managing Member, by written instrument signed by it, may, in the sole discretion of the entity so acting, ratify any act previously taken on behalf of the Company by any Person appointed as an officer.

6.1.3    Except as is otherwise specifically provided herein, the Managing Member shall have and exercise all of the powers that a managing member in a limited liability company may have or exercise under the Act and is authorized and empowered to carry out and implement any and all purposes and objects of the Company. These powers shall include the powers to, and may be carried out directly or indirectly through the Company or through one or more investment vehicles or other wholly or partially owned subsidiaries, or by the Managing Member, on behalf of the Company or otherwise:

(i)    identify, acquire (directly or indirectly), hold, manage, own, sell, transfer, convey, assign, exchange, distribute or otherwise dispose of any Portfolio Asset or other asset of the Company;

(ii)    make acquisitions and incur leverage through one or more partnerships or other entities, the sole or majority beneficial interest holders in which is the Company, and to grant security interests, assign and/or pledge the Company’s assets, including Undrawn Commitments of the Members, to such entities in order to secure borrowings or leverage;

(iii)    (a) borrow money or obtain other extensions of credit to acquire, directly or indirectly, new assets (including prior to the Initial Closing Date or the Final Closing Date) and for other Company activities (including borrowing pending Drawdowns (as contemplated by Section 3.2), obtaining bridge financing for acquisitions made in advance of the Drawdowns relating to such acquisitions, and facilitating the Company’s hedging activities); (b) leverage existing assets to permit distributions or additional acquisitions; (c) mortgage, charge, pledge, assign or otherwise grant a security interest in or over the assets of the Company (including, Undrawn Commitments, Capital Contributions, Portfolio Distributions and Portfolio Assets); (d) assign or pledge the Managing Member’s right to make Drawdowns and to exercise any remedies in order to enforce the Members’ funding obligations in accordance with this Agreement; and (e) guarantee, indemnify or otherwise secure the obligations of the Company, the Portfolio Assets and/or investment vehicles or other Affiliates of the Company as set forth in Section 11.18;

(iv)    enter into, and take any action under, any contract, agreement or other instrument as the Managing Member shall determine to be necessary or desirable to further the purposes of the Company, including entering into the Management Services Agreement for the benefit of the Company and granting or refraining from granting any waivers, consents and approvals with respect to any of the foregoing and any matters incident thereto;

(v)    employ, and terminate the employment of, on behalf and at the expense of the Company, (a) the Manager pursuant to the Management Services Agreement and (b) any and all other financial advisers, underwriters, attorneys, accountants, consultants, appraisers, custodians of the assets of the Company or other agents (who may be designated as officers of the Managing Member, the Manager or the Company), including Goldman Sachs, on such commercially reasonable terms and for such reasonable compensation as the Managing Member may determine;

(vi)    make all elections, investigations, evaluations and decisions, binding the Company thereby, that may be necessary or desirable for the acquisition, management, or disposition of Portfolio Assets and other assets of the Company;

(vii)    enter into, consent to and perform any cross transaction in which Goldman Sachs acts for both the Company and a party on the other side of the transaction, including circumstances where Goldman Sachs acts as a broker for both the Company and a party on the other side of the transaction, and enter into, consent to and perform any principal transactions in which the Company purchases property (including securities) from or sells property (including securities) to Goldman Sachs;

(viii)    bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

(ix)    open accounts with banks, brokerage firms or other financial institutions (including Goldman Sachs-affiliated banks), deposit, maintain and withdraw funds in the name of the Company and draw checks or other orders for the payment of moneys;

(x)    make distributions to Members in cash or (to the extent permitted hereunder) otherwise;

(xi)    reduce the risk or protect the value of the Company’s Portfolio Assets through entering into Hedging Instruments and engage in hedging transactions and strategies, including in connection with interest rate hedging, credit risk hedging, currency hedging, energy price hedging and renewable energy credits price hedging;

(xii)    engage in derivative transactions for non-speculative purposes (including, for avoidance of doubt, for hedging purposes), including forward contracts and option and swap transactions;

(xiii)    prepare (or have prepared), execute (or have executed) and file all necessary returns, applications, elections or other documents, instruments or statements, pay all taxes, assessments and other impositions applicable to the assets of the Company and withhold amounts with respect thereto from funds otherwise distributable to any Member;

(xiv)    determine the accounting methods and conventions to be used in the preparation of any accounting or financial records of the Company;

(xv)    receive fees in respect of commitments made to Portfolio Assets; and

(xvi)    take all actions necessary to, in connection with, or incidental to, any of the foregoing.

6.1.4    The Members acknowledge that the Manager and the Parent Company will enter into a management services agreement or other similar agreement (the “Management Services Agreement”)

pursuant to which Goldman Sachs Asset Management, L.P. will be engaged to provide management services to the Parent Company, the Company and certain of their affiliates and further acknowledge and agree that, so long as the Management Services Agreement (or a successor agreement) is in effect: (i) the Parent Company shall have the authority to delegate to the Manager the authority to make certain decisions and undertake certain actions, in each case, on behalf of the Parent Company and certain of its affiliates (including the Company), including the authority to make acquisition, disposition, and related management decisions, as well as all other matters delegated to the Manager pursuant to the Management Services Agreement and (ii) the Managing Member shall have no responsibility for making any acquisition, disposition or management decisions on behalf of the Company or for the performance of any other functions so delegated. Any resolution or other approval or consent by the Managing Member regarding any acquisition, disposition or management decisions on behalf of the Company shall nonetheless (and notwithstanding any authority of the Manager) be binding on the Company and may be conclusively relied upon by third parties. The Members acknowledge that, without the consent of the Company or the Parent Company, but subject to applicable law, the Manager may assign its rights and obligations as Manager (in whole or in part) under the Management Services Agreement (i) to a person that is the Manager’s successor by merger, consolidation or purchase of assets, in which case the successor will be bound under the Management Services Agreement and by the terms of the assignment in the same manner as the Manager is bound under the Management Services Agreement, (ii) to a person that, in the reasonable and good faith determination of the Manager, is an experienced and reputable manager, in which case the assignee will be bound under the Management Services Agreement and by the terms of the assignment in the same manner as the Manager is bound under the Management Services Agreement or (iii) to (w) any Affiliate of the Manager, (x) a corporation, partnership or other entity which succeeds to the business of Goldman Sachs & Co. LLC or The Goldman Sachs Group, Inc. substantially as an entirety, (y) The Goldman Sachs Group, Inc. or any corporation, partnership or other entity the ownership of which is substantially the same as that of The Goldman Sachs Group, Inc., or (z) any corporation, partnership or other entity of which at least 50% of the voting securities or general partnership interests or Interests are owned, directly or indirectly, by any person described in clause (w), (x) or (y) above; provided, however, that the Manager may not assign or transfer its investment advisory responsibilities to any person in a transaction that constitutes an “assignment” under the Advisers Act.

6.1.5    Each of the Members agrees that all determinations, decisions, and actions made or taken by the Managing Member and/or the Manager in good faith and in accordance with this Agreement shall be conclusive and absolutely binding upon the Company, the Members, and their respective Successors, assigns, and personal representatives.

6.1.6    Except as authorized by the Managing Member, or as expressly set forth in this Agreement, the Members shall have no part in the management of the Company, and shall have no authority or right to act on behalf of the Company in connection with any matter.

6.2 IPO

6.2.1    The Parent Company Board shall have the power to pursue and effect an IPO in any manner or jurisdiction it determines. In connection with an IPO, the Managing Member shall have the right, on behalf of the Company, without the consent of the Members, to:

(i)    reorganize the Company into another legal entity in the same or different jurisdiction ;

(ii)    transfer the assets of the Company in whole or in part to another entity;

(iii)    create additional entities so that the listed security is issued by an entity other than the Company;

(iv)    seek regulatory or other approvals in applicable jurisdictions necessary to facilitate any such IPO;

(v)    modify the terms of this Agreement to comply with regulatory or listing requirements;

(vi)    modify or amend this Agreement or any other governing documents of the Company to effectuate the foregoing;

(vii)    modify the terms of this Agreement or any other governing documents of the Company to include provisions that limit the ability of other entities or persons to acquire control of the Company or provide investors in the Company with liquidity, which may include provisions establishing a staggered board or a requirement for advance notice for proposals by holders of interests in the Company and nominations, or limitations on convening meetings of holders of interests in the Company or the authorization of the issuance of preferred interests that could be issued by the Managing Member to impede a takeover attempt; and

(viii)    modify the terms of this Agreement or any other governing documents of the Company to include provisions that, after consultation with the underwriters in any such IPO, are customary or appropriate, as determined in the Managing Member’s sole discretion; and

(ix)    take any other action which the Managing Member, in its sole discretion, deems reasonable or appropriate.

6.2.2    The Members acknowledge and agree that the Managing Member shall determine, in its sole discretion, the terms that will govern the Company in connection with, and following, an IPO and may amend such terms without consent from the Members.

6.3    Management Services; Fees; Expenses.

6.3.1    The Company will pay for all ordinary and extraordinary expenses incurred by them or on their behalf, including operational expenses of the Company, which include: (i) fees and expenses, including travel expenses, incurred by the Manager or the Managing Member or payable to third parties related to the Portfolio Assets, including, among others, third parties engaged to provide operations and maintenance services to the Portfolio Assets, professional fees (including the fees and expenses of consultants and experts), fees and expenses that the Manager or the Managing Member determines to be related to investigating, evaluating, monitoring, researching and performing due diligence on Portfolio Assets and prospective Portfolio Assets and acquiring, holding, tracking and disposing of Portfolio Assets (including fees and commissions associated with sourced Portfolio Assets and any other brokers’ fees and commissions) and broken-deal expenses incurred in connection with a potential acquisition of Portfolio Assets; (ii) interest, fees and other expenses payable on credit facilities incurred by the Company; (iii) obligations in connection with (including the settlement of) any Hedging Instrument; (iv) legal, auditing or accounting expenses, including expenses for outside consultants engaged to assist Goldman Sachs personnel with regard to such functions, including the ongoing expenses of accountants and other service providers relating to tax modelling and tax planning; (v)

administrative expenses, including expenses for outside consultants engaged to assist Goldman Sachs personnel with regard to such functions; (vi) expenses of information technology, software and other systems; (vii) taxes (including related interest and penalties), other than those properly allocable to a Member in its capacity as a Member, or governmental fees, including expenses related to reporting and filings done by external tax professionals; (viii) the fees and expenses payable to service providers for certain administrative services and transfer agency services; (ix) the expenses, including clerical expenses of issue, redemption or repurchase of the Interests; (x) the expenses of transferring Interests (to the extent not paid for by the transferor); (xi) the expenses of, and fees for, registering or qualifying common stock for sale and maintaining the Company’s registration; (xii) the cost of preparing and distributing reports, proxy statements and notices to holders of the Company’s equity interests, the U.S. Securities and Exchange Commission and other regulatory authorities and any other reporting or filing obligations to any governmental or regulatory authorities, and any legal and accounting expenses attributable to the Company; (xiii) costs of holding any member meetings; (xiv) printing expenses, mailing and similar expenses; (xv) fees and expenses relating to any IPO; (xvi) the fees or disbursements of custodians of the Company’s assets, including expenses incurred in the performance of any obligations enumerated by the Company’s organizational documents insofar as they govern agreements with any such custodian; (xvii) insurance premiums, including insurance purchased for the Managing Member or officers of the Company; (xviii) costs and expenses incurred as a result of any reorganization or the dissolution, winding-up or termination of the Company; (xix) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of business of the Company; and (xx) any other expenses not specifically to be paid or borne by the Managing Member (any such expenses, the “Company Expenses”).

6.3.2    To the extent that services that constitute Company Expenses are provided to the Company by employees of the Manager or its Affiliates, the Company may pay the Manager or its Affiliates, as applicable, for providing such services and reimburse them for expenses incurred in connection therewith. For example, the Company may pay Affiliates of the Manager for providing investment banking and other services to the Company. In addition, the Company will reimburse the Manager, its Affiliates, or employees, as applicable, for any Company Expenses paid or accrued by the Manager, its Affiliates or employees. For the avoidance of doubt, the Manager may engage unaffiliated Persons with industry, managerial or other expertise as consultants or advisors to the Manager with respect to the Company, and the Company’s share of such expenses shall be Company Expenses.

6.3.3    The Company shall also pay, or reimburse Goldman Sachs and its affiliates for, organizational and start-up expenses incurred in connection with the organization of the Company, and the offer and sale of the Company’s interests (“Organizational and Start-up Expenses”). Organizational and Start-up Expenses include legal and accounting fees relating to the organization of the Company and the offering of Interests, fees and expenses of accountants and other service providers in connection with the initial construction of tax models and calculations and initial tax planning and structuring, printing expenses, marketing costs, travel expenses, expenses relating to the preparation of the Company’s organizational and offering documents and any modifications to or supplements of such documents, expenses relating to the negotiation and preparation of any agreements entered into with any Members, expenses relating to the review and processing of Subscription Agreements and related documentation, and expenses related to the distribution of documentation to the Members and prospective members.

Organizational and Start¬up Expenses shall be subject to the Organizational and Start-up Expenses Cap (as defined in the Parent Company Agreement), such that if Organizational and Start-up Expenses, together with the organizational and start-up expenses of the Parent Company, exceed the Organizational and Start¬up Expenses Cap, such excess will be offset against the management fee payable to the Manager in accordance with Section 6.3 of the Parent Company Agreement.

6.3.4    In addition to Company Expenses, the Company shall also directly or indirectly bear its allocable share of the organizational and operating expenses of the entities through which the Company acquires or holds Portfolio Assets, including costs and expenses similar to the types of expenses that constitute Company Expenses and expenses relating to the acquisition, holding, operation and disposition of such Portfolio Assets.

6.3.5    To the extent that expenses to be paid or borne directly or indirectly by the Company are paid by the Manager or its Affiliate, the Company shall reimburse the Manager or such Affiliate, as applicable, for such expenses; provided, however, that the Manager may elect, from time to time and in its sole discretion, to bear certain of the Company’s expenses set forth above, including organizational and other expenses.

6.3.6 [INTENTIONALLY	OMITTED]

6.3.7 [INTENTIONALLY	OMITTED]

6.3.8    The Members acknowledge that nothing in this Agreement or the Management Services Agreement shall preclude Goldman Sachs or any partner, director, officer or employee of Goldman Sachs (each, a “Goldman Sachs Person”) from (i) exercising asset acquisition and management or investment responsibility, or from otherwise engaging, directly or indirectly, in any other business, irrespective of whether any such business is similar to, or identical with, the business of the Company or shall otherwise involve purchasing, selling, holding or otherwise dealing with, investments or (ii) directly or indirectly purchasing, selling, holding or otherwise dealing with any investment for the account of any such other business, for its own account, for any of its family members or for other clients, irrespective of whether any such investments are purchased, sold, held or otherwise dealt with for the account of the Company. No Member shall, by reason of being a Member in the Company, have any right to participate in any manner in any profits or income earned or derived by or accruing to Goldman Sachs or any Goldman Sachs Person from the conduct of any business other than the business of the Company or from any transaction or other investment effected by any such Person for any account other than that of the Company.

6.3.9    In addition to transactions specifically contemplated by this Agreement, the Manager on behalf of the Company is permitted, subject to applicable law, to purchase property (including securities), obtain services or borrow funds from, to sell property (including securities) or provide services to or otherwise to deal with Goldman Sachs; provided, that any such dealings shall be on commercially reasonable terms, as determined by the Manager. The Manager is also permitted to cause the Company: (i) to participate (a) in opportunities which have been declined by Other Investment Programs or by Goldman Sachs, (b) in opportunities in which Goldman Sachs or one or more Other Investment Programs have participated (on terms which are the same as or different from the terms on which the Company has participated) or is contemplating participation therein, and (c) with Other Investment Programs, including in different proportions as to their respective available capital and in a different portion of the capital structure; (ii) to sell any of the Company’s assets to any Other Investment Program or Goldman Sachs; (iii) to purchase any asset from any Other Investment Program or by Goldman Sachs; and (iv) to invest in Other Investment Programs; provided, that any such dealings shall be on commercially reasonable terms as determined by the Manager. Each Member acknowledges and agrees that such dealings, as well as decisions concerning the allocation of opportunities among the Company on the one hand and Goldman Sachs and its other Affiliates and clients on the other, may give rise to conflicts of interest from time to time to which each Member hereby consents. Each Member hereby acknowledges and agrees that such conflicts will be resolved by Goldman Sachs; that such determinations will be conclusive and absolutely binding upon the Company, the Members, and their respective Successors, assigns and personal representatives; and that Goldman Sachs is under no obligation to allocate opportunities of any kind to the Company.

6.4    Members. The Members shall take no part in the control, management or conduct of the Company’s business nor shall the Members have any power or authority to act for or on behalf of the Company, except as is specifically permitted by this Agreement and by the Act.

6.5    Interest and Capital Withdrawals.

6.5.1    Except as otherwise expressly provided herein, no interest shall be paid to any Member on account of such Member’s Capital Contributions.

6.5.2    No Member shall have the right to withdraw any amount, redeem its interest, receive distributions or demand distributions from the Company, except as otherwise expressly provided herein.

6.6    Permitted Goldman Sachs Activities. Subject to applicable law, nothing contained herein or in the Management Services Agreement shall preclude, restrict or limit in any way the activities of Goldman Sachs, including: (i) from investing in Portfolio Assets or other principal investments for its own account or the account of Other Investment Programs (including investment funds or vehicles managed by the Manager) or third parties; (ii) from engaging in transactions in connection with a decision by Goldman Sachs to enter into a new strategic business or businesses, including principal investments in financial services companies; (iii) from receiving fees or other compensation of any kind from any activity, including activities in which the interests of the Company may be different from or adverse to the interests of Goldman Sachs or third parties; and (iv) from forming Other Investment Programs.

6.7    Investment Banking Activities. The Members acknowledge and agree that, subject to applicable law: (i) the Manager (on behalf of the Company), any Portfolio Asset, and any competitor or counterparty of any of the foregoing may engage Goldman Sachs (and Goldman Sachs may act in its individual capacity and for its own account) as investment banker, underwriter, financial advisor, asset manager, placement agent, or selling agent or as broker, dealer, or trader in securities (including warrants and options), real estate, Hedging Instruments, structured financial products, foreign exchange, and commodities, including in connection with the acquisition, holding, disposition, liquidation, or bankruptcy of any investment permitted to be made (or made) directly or indirectly by the Company or any Portfolio Asset; (ii) Goldman Sachs may make interest-bearing loans to the Portfolio Assets and the Company, and may act as agent in connection with the placement or syndication of indebtedness of any Portfolio Asset or other securities of any Portfolio Asset, and may acquire, hold or dispose of any notes, debt securities and any other evidences of indebtedness or other securities of any Portfolio Asset; (iii) Goldman Sachs may receive and retain from the Company, any Portfolio Asset, and any competitor or counterparty of any of the foregoing fees (including sponsor fees), commissions, discounts, interest, and other sums, and Goldman Sachs may earn profits in connection with any of the foregoing; (iv) Goldman Sachs may sponsor, manage or advise investment funds or vehicles that may seek to make private investments in securities or other instruments, sectors or strategies in which the Company may invest, and may create subsequent funds, and Goldman Sachs may earn profits in connection therewith; and (v) neither the Company nor any Member shall have any interest in any such profits, fees, commissions, discounts, interest and other sums by virtue of this Agreement or the Company relation created hereby; provided, that in the case of clauses (i), (ii), and (iii) above, with respect to services rendered to the Company, (a) the services rendered are determined by the Manager in good faith to be appropriate and useful; (b) the Persons or entities rendering such services are qualified to do so; and (c) the fees or other amounts charged in respect of such services are determined by the Managing Member to be commercially reasonable.

6.8    Additional Investments by Members.

6.8.1    The Members agree that the Manager may (but shall not be obligated to) offer to one or more Members and other Persons, subject to the provisions of this Article VI, each in its individual capacity, the opportunity to invest alongside the Company in a Portfolio Asset or to purchase a Portfolio Asset from the Company. No Member shall have any right to participate in any such opportunity, or have any interest therein, by virtue of this Agreement or the partnership relation created hereby. Such investment opportunities, if offered, may or may not be in proportion to the Capital Commitments of the Members and may involve different terms and fee structures, as determined by the Manager.

6.8.2    The Members shall not be obligated to refer potential acquisitions to the Company and shall not be restricted in any investments they make. No Member shall be obligated to do or perform any act in connection with the business activity of the Company not expressly set forth in this Agreement.

6.9    Standard of Care; Indemnification Obligations.

6.9.1    (i) To the fullest extent permitted by law, none of the Company, the Managing Member or officer, employee, agent, representative, or controlling person of the Company or Managing Member (if any) (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) shall be liable to the Company or to any Members for: (a) for any act or omission performed or omitted by it or any other Indemnified Person or any losses therefrom (any such loss a “Loss” and collectively, “Losses”), in the absence of gross negligence, willful misfeasance, or bad faith on the part of such Indemnified Person; (b) any tax liability (including any interest or penalties thereon) imposed on any Member or borne directly or indirectly by the Company (other than, where applicable, the proportionate share of any such tax liability borne by an Indemnified Person in its capacity as a Member); or (c) any Losses due to any act or omission performed or omitted by agents of the Company (or their respective employees).

(i)    To the fullest extent permitted by law, the Company shall indemnify (and advance funds pursuant to clause (iii) below to cover) any Indemnified Person, jointly and severally, for any Losses to which such Indemnified Person may become subject in connection with: (a) any matter arising out of or in connection with the Company’s business or affairs (including any Losses arising out of or in connection with the Company’s indemnification, contribution, reimbursement or similar obligations to any of its assets or to any director, manager, officer, employee, partner, agent, or any other similar Person or entity of any such asset), except, with respect to any Indemnified Person, to the extent that any such Loss results solely from the gross negligence, willful misfeasance or bad faith of such Indemnified Person; (b) any tax liability imposed on the Company, any subsidiary of the Company or other entity in which the Company invests, directly or indirectly, or any Member (in excess of such Indemnified Person’s proportionate share of any such tax liability as a Member); or (c) any act or omission performed by or omitted by brokers or other agents of the Company or their respective employees (unless such employee, broker or agent is an Indemnified Person, in which case clause (i) of this sentence would apply, as applicable) as long as such Persons were selected with reasonable care.

(ii)    In the event that any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation brought by or against any Person (including any Member) in connection with any matter arising out of or in connection with the Company’s business or affairs (including a breach by any Member (other than any GS Affiliated Member) of this Agreement or the Member’s Subscription Agreement), the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined, by a court having appropriate jurisdiction in a decision that is not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in this clause (iii).

(iii)    If for any reason (other than the gross negligence, willful misfeasance or bad faith of such Indemnified Person) the foregoing indemnification, reimbursement or advance is unavailable to such Indemnified Person, or is insufficient to hold either harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.

(iv)    For the avoidance of doubt and not in limitation of the foregoing, the amount of each Member’s Undrawn Commitment (including the portion thereof attributable to Recallable Capital) may be called in order to satisfy any indemnification, reimbursement, contribution or similar obligation the Company may have, including any obligation resulting from applicable law. A failure to make any payments required under this Section 6.9.1 shall be a default by the Member and thus subject to the provisions of Section 3.4 governing defaults; provided, however, that the provisions of Section 3.4 shall not be the sole remedy of the Company in the event of a failure to make any payments required under this Section 6.9.1.

6.9.2    The reimbursement, indemnity and contribution obligations of the Company (or the Managing Member in the event the Company has been dissolved) under this Section 6.9 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to the officers, directors, partners, managing directors, stockholders, members, other equity holders, employees and controlling Persons (if any) of each Indemnified Person and shall be binding upon and inure to the benefit of any Successors, assigns, heirs and personal representatives of any Indemnified Persons.

6.9.3    The reimbursement, indemnity and contribution obligations provided by this Section 6.9 shall not be deemed to be exclusive of any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law or otherwise, both as to action in a Indemnified Person’s official capacity and to action in another capacity, and shall continue as to a Indemnified Person who shall have ceased to have an official capacity for acts or omissions during such official capacity (or otherwise when acting at the request of the Managing Member) and shall inure to the benefit of any Successors, assigns, heirs and personal representatives of any Indemnified Persons.

6.9.4    The Managing Member shall have power to purchase and maintain reasonable insurance on behalf of the Managing Member and the other Indemnified Persons at the expense of the Company, against any liability that may be asserted against or incurred by them in any such capacity or arising out of the Managing Member’s or such Indemnified Person’s status as such, whether or not the Company would have the power to indemnify the Indemnified Persons against such liability under the provisions of this Agreement.

6.9.5    Each Indemnified Person may rely upon and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

6.9.6    Each Indemnified Person shall be entitled, to the fullest extent of the law, to rely in good faith upon any and all sources enumerated in Section 18-406 of the Act, and any act or omission taken or suffered by such Indemnified Person in reasonable reliance on such source or sources shall in no event subject the Indemnified Person to liability to the Company or to any Member or to any other Person. All Members hereby acknowledge and agree that each Indemnified Person is entitled to the same right of reliance and protection from liability as the Managing Member.

6.9.7    The Managing Member may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by it hereunder.

6.9.8    The Managing Member is specifically authorized and empowered, for and on behalf of the Company, to enter into any agreement or undertaking with any Indemnified Person not itself a party to this Agreement that the Managing Member considers to be necessary or advisable to give full effect to the foregoing indemnification provisions of this Agreement.

6.9.9    The foregoing provisions of this Section 6.9 shall survive any termination of this Agreement.

6.10    Transactions with the Manager and its Affiliates. Subject to applicable law, the Company may enter into transactions with the Manager or any Affiliate of the Manager; provided, that any such transactions shall be on commercially reasonable, arm’s length terms, as determined by the Managing Member.

ARTICLE VII

LIABILITY OF MEMBERS

In no event (other than as provided in Sections 3.1, 4.7, 6.10, 8.3 and 9.3) shall any Member (or former Member) have any personal liability for the repayment and discharge of the debts and obligations of the Company, in each case, except to the extent provided by the Act. The obligations of the Members as provided in Sections 3.1, 4.7, 6.10, 8.3 and 9.3 are conditional obligations and are payable only to the extent, and only in such amount, as provided for in this Agreement.

ARTICLE VIII

TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS

8.1    Restrictions on Transfer.

8.1.1    No Member (other than the Special Interest Member) shall directly or indirectly transfer, sell, encumber, mortgage, hypothecate, assign or otherwise dispose of or grant a security interest over or in relation to, voluntarily or involuntarily, all or any portion of its interest in the Company (each, a “Transfer”) without: (i) the prior written consent of the Managing Member, which may be granted or withheld in its discretion, with or without cause and (ii) the receipt by the Managing Member (unless such requirement is waived by the Managing Member) not less than 10 Business Days prior to the date of any proposed Transfer of a written opinion of counsel reasonably acceptable to the Managing Member (who may be counsel for the Company), satisfactory in form and substance to the Managing Member, to the effect that such Transfer would not result in: (a) the assets of the Company being treated as “plan assets” that are subject to Title I of ERISA or Section 4975 of the Code (or a comparable law or regulation); (b) requiring registration of the interest under, or a violation of, the Securities Act or any “Blue Sky” laws or other securities laws of any state of the United States or any other jurisdiction applicable to the Company or the interest in the Company to be transferred; (c) the Company becoming an “investment company” under the Investment Company Act (or, if applicable, failing to qualify for the relevant exemption from registration under the Investment Company Act); (d) the Company being treated as a publicly traded partnership or otherwise becoming taxable as an association taxable as a corporation for U.S. federal income tax purposes or (e) any adverse tax consequences to the Company (or Members generally). Such opinion of counsel shall also cover such other matters as the Managing Member may reasonably request. All transferees must also be “qualified purchasers” as defined for purposes of Section 3(c)(7) of the Investment Company Act and must be “accredited investors” as defined for purposes of Regulation D of the Securities Act or non-U.S. Persons in accordance with Regulation S of the Securities Act.

8.1.2    Notwithstanding the foregoing provisions of this Section 8.1: (i) no Transfer of all or any portion of a Member’s interest in the Company may be made at any time there remains owing any amount in respect of any Member Loan made pursuant to Section 3.4 relating to such interest and (ii) the Managing Member may prohibit any Transfer that in its judgment may result in: (a) the assets of the Company being treated as “plan assets” that are subject to Title I of ERISA or Section 4975 of the Code (or a comparable law or regulation); (b) the Company becoming an “investment company” under the Investment Company Act (or, if applicable, failing to qualify for the relevant exemption from registration under the Investment Company Act); (c) a risk that the Company may be treated as a publicly traded partnership or otherwise becoming taxable as an association taxable as a corporation for U.S. federal income tax purposes; (d) an increase in the number of record holders of the Company (as determined pursuant to Rule 12g5-1 promulgated under the Exchange Act); or (e) a risk that the Company may become subject to the registration requirements of the Exchange Act.

8.1.3 [INTENTIONALLY	OMITTED]

8.1.4    Members that acquire interests in the Company prior to an IPO shall not be permitted to Transfer such interests (or any interests in the Company or an IPO Entity received in connection with any IPO) after the consummation of such IPO until the expiration of any lock-up agreement entered into by the Company or any IPO Entity with the underwriter(s) of the IPO. Following the expiration of any such lock-up agreement, Members may transfer such interests (or such interests in the Company or IPO Entity received in connection with an IPO), subject to compliance with applicable securities laws and any requirements imposed by the Company, any IPO Entity or the transfer agent with respect to such interests.

8.1.5    Any purported Transfer not in compliance with this Article VIII shall be void and of no force and effect.

8.1.6    Notwithstanding anything herein to the contrary, without notice to the Members and without the consent of the Manager or the Managing Member, but subject to applicable law, including the Dodd-Frank Act and any Sanctions Laws and Regulations, Goldman Sachs may Transfer all or a portion of any of its interests in the Company (in whole or in part) to any other Person.

8.2    Expenses of Transfer. The transferring Member agrees that it will pay all expenses, including attorneys’ fees, incurred by the Company in connection with any attempted or realized Transfer of all or any portion of its interest, whether or not the Manager consents to such Transfer. Such costs generally will include the amount of any transfer taxes due as a result of a Member’s Transfer and the costs of accounting for such Transfers including for applicable tax purposes. Each Member acknowledges that mandatory basis adjustment rules could require the adjustment of the Company’s tax basis in its assets with respect to a Transfer, which would significantly increase the cost of, and the complexity of accounting for, Transfers.

8.3    Indemnification by Transferor. In the event that the Company, the Managing Member, or the Manager becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including any Member) in connection with any Transfer by a Member of a Member’s interest in the Company or the admission into the Company as a Member of any purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient (each, an “Assignee”) of such transferring Member’s interest in the Company (any such Assignee, when so admitted, being hereinafter called a “Substituted Member”), the Member who has transferred all or any portion of its interest in the Company will periodically reimburse each of the Company, the Managing Member, or the Manager for each of their legal and other expenses (including the cost of any investigation and preparation) incurred in connection with such action, proceeding or investigation. To the fullest extent permitted by law, the transferring Member also will indemnify the Company, the Managing Member, and the Manager for any losses, claims, damages, or liabilities to which either of them may become subject in connection with such Transfer. The reimbursement and indemnity obligations of the transferring Member under this Section 8.3 shall be in addition to any liability that the transferring Member may otherwise have, shall extend upon the same terms and conditions to the Members, employees, stockholders, members, managers and controlling Persons of the Manager and the Managing Member, and shall be binding upon and inure to the benefit of any Successors, assigns, heirs, and personal representatives of the Company, the Managing Member, the Manager, and any such Persons. The obligations of a transferor under the foregoing provisions shall survive the Transfer of its interest or any termination of this Agreement.

8.4    Responsibility for Commitments. Any Person which acquires all or any portion of the interest in the Company of a Member (whether or not admitted as a Substituted Member) shall be obligated to maintain a Funding Account so long as such Person owns such interest, and to contribute to the Company the appropriate portion of any amounts thereafter becoming due in respect of the Capital Commitment and Undrawn Commitment (including Recallable Capital) of its predecessor in such interest in the Company in accordance with this Agreement, and will be subject to forfeiture of its interest in the Company to the extent provided in Article III in respect of such amounts. Payment by such Person of the amount specified in any Drawdown Notice must be made not later than the date specified in the Drawdown Notice. Capital will not be considered contributed to the Company by such Person until actually received by the Company (or the account designated by the Company) from such Person (and in no event earlier than the due date for such Capital Contributions). Each Member agrees that, notwithstanding the Transfer of all or any portion of its interest in the Company, as between it and the Company it will remain liable for Capital Contributions called for by the Managing Member in each case as required by this Agreement to be made with respect to its interest in the Company (as such interest in the Company existed prior to such Transfer) and for any other obligations under this Agreement, and will be subject to forfeiture of its interest in the Company to the extent provided in Article III prior to the time, if any, when the Assignee of such interest, or portion thereof, is admitted as a Substituted Member.

8.5    Recognition of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any portion of the interest in the Company of a Member unless: (i) the provisions of Section 8.1 shall have been complied with and (ii) there shall have been filed with the Company a dated notice of such Transfer, in form satisfactory to the Managing Member, executed and acknowledged by both the transferring Member and the Assignee and such notice: (a) contains the acceptance by the Assignee of all the terms and provisions of this Agreement and the Assignee’s agreement to be bound thereby; (b) represents that such Transfer was made in accordance with all applicable laws and regulations; and (c) contains a power of attorney authorizing the Managing Member to execute this Agreement on behalf of the Assignee.

8.6    Status of Transferor. Any Member which shall Transfer all of its interest in the Company shall cease to be a Member, except as provided in Section 8.4 and except that, unless and until a Substituted Member is admitted in its stead, such transferring Member shall retain the statutory rights and obligations of a Member under the Act. Anything herein to the contrary notwithstanding, each of the Company, the Managing Member and the Manager shall be entitled to treat the transferring Member of an interest in the Company as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as the Assignee of such interest in the Company has been admitted into the Company as a Substituted Member.

8.7    Transfers by Assignee. A Person who is the Assignee of all or any portion of the interest in the Company of a Member as permitted hereby but does not become a Substituted Member and who desires to make a further Transfer of such interest in the Company shall be subject to all of the provisions of this Article VIII to the same extent and in the same manner as any Member desiring to make a Transfer of its interest in the Company.

8.8    Substituted Members. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 8.1.1, no Assignee of all or any part of the interest of a Member shall become a Substituted Member without the prior written consent of the Managing Member, which consent may be withheld in the discretion of the Managing Member.

8.9    Conditions of Admission. Each Assignee as a condition to its admission as a Substituted Member shall execute and acknowledge such instruments, in form and substance satisfactory to the Managing Member, as the Managing Member reasonably deems necessary or appropriate to effectuate such admission, including a counterpart to this Agreement.

8.10    Rights Prior to Admission. Unless and until an Assignee of an interest in the Company is admitted to the Company as a Substituted Member pursuant to and in accordance with Sections 8.8 and 8.9, such Assignee shall not be entitled to any rights in the Company or recognized as a Member for any purpose (other than with respect to distributions and allocations of income and loss for tax purposes in respect of the assigned interest) and, in particular, shall not be entitled to vote or give consents with respect to such interest in the Company.

8.11    Transfers During a Fiscal Year. In the event of the Transfer of a Member’s interest at any time other than the end of the Company’s fiscal year, the distributive shares of the various items of Company income, gain, loss, and expense as computed for tax purposes shall be allocated between the transferring Member and the Assignee on such proper basis as the transferring Member and the Transferee shall agree; provided, however, that no such allocation shall be effective unless:

(i)    the transferring Member and the Assignee shall have given the Company written notice, prior to the effective date of such Transfer, stating their agreement that such allocation shall be made on such proper basis;

(ii)    the Managing Member shall have consented to such allocation; and

(iii)    unless the Managing Member determines otherwise, the transferring Member and the Assignee shall have agreed to reimburse the Company for any incremental accounting fees and other expenses incurred by the Company in making such allocation.

If the Managing Member withholds its consent to such allocation, an alternative allocation may be determined by the Managing Member, provided, that, such allocation is permissible under applicable law.

ARTICLE IX

WITHDRAWAL, DEATH, INCOMPETENCY

9.1    Withdrawal of Members.

9.1.1    No Member may redeem its interest or withdraw from the Company without the prior written consent of the Managing Member, which consent may be granted or withheld in the Managing Member’s discretion.

9.1.2    The Managing Member may terminate the interest of any Member in the Company at any time upon at least five days’ prior written notice, if the Managing Member determines that the continued participation of the Member in the Company may adversely affect the Company (including for any tax, ERISA or regulatory purposes, such as a change to an applicable law or regulation) or any Member. Without limiting the generality of the foregoing, the Managing Member may terminate the interest of any Member: (i) if there is any breach of such Member’s representations, warranties or covenants in the Subscription Agreement, this Agreement or related documents executed by such Member; (ii) if the Member: (a) engages in illegal conduct or other misconduct which the Managing Member determines could result in reputational harm to the Company or Goldman Sachs, (b) is convicted of, or pleads nolo contendere to, a felony or serious misdemeanor, or (c) illegally or fraudulently obtains funds which the Member seeks to invest; or (iii) the Managing Member determines that the continued participation of that Member may result in the assets of the Company being or continuing to be treated as “plan assets” that are subject to Title I of ERISA or Section 4975 of the Code (or a comparable law or regulation). In the event of termination by the Managing Member of a Member’s interest (other than as a result of a default), such Member generally shall be paid by the Company, within 120 days thereafter (or as soon reasonably practicable thereafter) as the Company has available funds, in cash, in-kind, or by delivery of a note, an amount generally equal to 80% of the fair value of the Member’s interest in the Company at the end of the quarter preceding such termination (determined in good faith by the Manager in accordance with Section 4.6), with the remaining 20% to be paid within 30 days following the completion of the audit of the Parent Company for the fiscal year in which the termination occurs, in cash, in-kind, or by delivery of a note. Notwithstanding the foregoing, the Managing Member may, in lieu of terminating a Member’s interest, cause the Transfer of such interest. The interest in the Company held by such terminated Member shall not be included in calculating the Company interests of the Members required to take any action under this Agreement. In the event a note is issued to a Member pursuant to this Section 9.1.2, such note will bear terms which the Managing Member determines are reasonable market terms under the circumstances of the termination or withdrawal. Each Member acknowledges and agrees that actual payment in respect of a Member’s interest in the Company may take substantially longer than 120 days from the date a Member’s interest in the Company is terminated and substantially longer than 30 days following the completion of the audit of the Parent Company for the fiscal year in which the termination occurs. Notwithstanding a payment by the Company to a Member of any amount described above, the Company reserves the right to seek reimbursement from a Member whose interest has been terminated by the Managing Member for Losses incurred by the Company resulting from any action or omissions of such Member.

9.1.3    If the Managing Member determines in its discretion that the continued participation of Goldman Sachs, its affiliates, subsidiaries, successors or a Goldman Sachs employee or related entity in the Parent Company (and, indirectly, the Company) would cause the Ongoing GS Investment (as defined in the Parent Company Agreement) to constitute more than 4.9% of total capital commitments to the Parent Company or would otherwise adversely affect the Parent Company or the Company, the Managing Member reserves the right to take such actions as it deems necessary or appropriate, without prior notice to Members, in order to permit Goldman Sachs to exercise its right to withdraw, and to permit its affiliates, subsidiaries, successors and any Goldman Sachs employees and their related entities to withdraw, a pro rata portion of each such investor’s portion of the Ongoing GS Investment from the Parent Company in an amount necessary to reduce the amount of the Ongoing GS Investment to 4.9% of total capital commitments of the Parent Company or to an amount as otherwise determined by the Manager in its sole discretion is required to avoid any adverse effect on the Parent Company or the Company (including for any legal or regulatory reasons, such as a change to an applicable law or regulation) or in order for the Parent Company, the Manager or Goldman Sachs to comply with the Bank Holding Company Act, the Dodd-Frank Act or any other current or future laws, rules, regulations or legal requirements applicable to the Parent Company, the Manager or Goldman Sachs, or to reduce, eliminate or otherwise modify the impact, or applicability, of any bank regulatory or other restrictions resulting from Goldman Sachs’ status under the Bank Holding Company Act or as an entity otherwise subject to the Dodd-Frank Act.

9.2    Economic and Other Sanctions.

9.2.1    In the event that the Managing Member determines that a Member is a Sanctioned Member, the Managing Member and/or Goldman Sachs may, without prior notice to such Sanctioned Member or the other Members, take such actions as it determines required or advisable with respect to a Member, such Member’s interest and the Company generally, to comply with applicable Sanctions Laws and Regulations and other applicable laws and regulations. In connection with taking any such actions and/or upon the lifting of any sanctions on a Sanctioned Member, the Managing Member may make such adjustments, including adjustments to Drawdowns, Capital Accounts, Capital Contributions, Undrawn Commitments, distributions, allocations, voting rights, and any and all other fees, payments and obligations, as it determines appropriate. In addition, in the event that the Managing Member determines that a Member is a Sanctioned Member, such Member will not participate in Portfolio Assets made by the Company while the applicable Member is a Sanctioned Member.

9.2.2    Each Member that is not a Sanctioned Member will be required to bear an increased amount of Company Expenses in order to cover the amount attributable to Sanctioned Members, except in the case of customs duties, taxes, and fees payable to the United States or any agency or instrumentality thereof or to any State, territory, district, county, municipality or other political subdivision in the United States.

9.2.3    In the event a Sanctioned Member ceases to be subject to sanctions under any Sanctions Laws and Regulations, the Managing Member may require such Sanctioned Member to make a contribution to the Company (or the Managing Member may retain amounts otherwise distributable to such Sanctioned Member) for any Incentive Allocation, Promote and Company Expenses to which such Sanctioned Member would have been subject had such Sanctioned Member not been subject to such sanctions, plus an additional amount, equal to simple interest, at a floating rate equal to Prime plus two percent per annum on the amount such Sanctioned Member is required to contribute to the Company under this Section 9.2.3 (such additional amount shall not be treated as a Capital Contribution or reduce the Undrawn Commitment of such Member). The Managing Member (in its discretion as to timing and amount) may make distributions of any amounts received by the Company in accordance with this Section 9.2.3 to the other Members pro rata in accordance with the amounts contributed by such other Members under Section 9.2.2.

9.2.4    In the event that the Manager determines that a Parent Company Member is subject to sanctions under any Sanctions Laws and Regulations, the Parent Company shall be deemed a Sanctioned Member only with respect to such Parent Company Member, and the Managing Member shall be entitled to exercise any and all of the rights set forth in this Section 9.2 with respect to the Parent Company but only in respect of such Parent Company Member’s indirect investment in the Company and indirect participation in the Portfolio Assets.

9.3    Effect of Death, Etc. The death, disability, incapacity, incompetency, bankruptcy, insolvency, termination or dissolution of a Member shall not cause the commencement of the winding up and dissolution of the Company. Upon compliance with the provisions of Article VIII, the legal representatives, if any, of a Member shall succeed as Assignees to the Member’s interest in the Company upon the death, incapacity, incompetency, bankruptcy, insolvency or dissolution of a Member, but shall not be admitted as Substituted Member without the written consent of the Managing Member, which may be granted or withheld in its discretion, with or without cause. The interest in the Company held by such legal representative of a Member shall not be included in calculating the Company interests of the Members required to take any action under this Agreement, unless such legal representative is admitted as a Substituted Member.

ARTICLE X

DISSOLUTION; PROCEDURE ON DISSOLUTION

10.1    Dissolution. The Managing Member may dissolve the Company at any time by giving notice of dissolution to the Members in accordance with the Act. The Company shall also be dissolved and terminated as set forth in Article II.

10.2    Dissolution Procedures. Upon dissolution of the Company at the expiration of the Company term or for any other cause set forth in this Agreement:

10.2.1    The affairs of the Company shall be wound up and the Company liquidated by the Managing Member, including the preparation and filing of all documents or instruments necessary to effect the Company’s dissolution, winding up and termination. The Managing Member will take any actions necessary or advisable to liquidate the Company’s assets, including, if determined by the Managing Member, in its sole discretion, the appointment of agents (including the Managing Member and its Affiliates) to assist it in the liquidation process. The Managing Member and any such “liquidation agent” (including the Managing Member or its Affiliates) may receive reasonable compensation, as determined by the Managing Member in its discretion, for the provision of such services, which compensation may be paid out of the remaining assets of the Company.

10.2.2    All items of income, gain and loss (including any gain or loss from liquidation of the Company) for the accounting period in which the Company is finally liquidated shall be allocated among the Members as provided in Article IV.

10.2.3    The net proceeds of winding up shall be distributed in payment of liabilities of the Company in the following order:

(i)    first, to creditors of the Company (other than Members);

(ii)    second, to creditors of the Company who are Members; and

(iii)    third, to the Members, in accordance with the provisions of Article IV.

10.2.4    To the extent permitted by applicable Sanctions Laws and Regulations and other applicable laws and regulations, any net proceeds owed to a Sanctioned Member under Section 10.2.3(iii) shall be paid into the Sanctioned Member’s frozen Funding Account in the name of the Sanctioned Member.

ARTICLE XI

MISCELLANEOUS

11.1    Amendment.

11.1.1    This Agreement may be amended with the consent of the Managing Member and a Majority in Interest of the Members, which consent may be obtained by a Member’s failure to object in writing after 15 calendar days’ notice of the proposed amendment (or such shorter notice period that the Managing Member determines is appropriate under the circumstances), and subject to the provisions of this Section 11.1, any such amendment shall be binding on all Members. The Managing Member may modify or amend this Agreement, or any exhibit hereto, without the consent of the Members, to:

(i)    make any necessary or advisable change, in the opinion of the Managing Member, to comply with, or reduce the burden of complying with, the Bank Holding Company Act, the Dodd-Frank Act, any applicable Sanctions Laws and Regulations, or any other current or future laws, rules, regulations or legal requirements applicable to Goldman Sachs or the Company, or to reduce, eliminate or otherwise modify the impact, or applicability, of any bank regulatory or other restrictions resulting from Goldman Sachs’ status under the Bank Holding Company Act or as an entity otherwise subject to the Dodd-Frank Act;

(ii)    make any necessary or advisable change, in the opinion of the Managing Member, in connection with any assignment or transfer by the Managing Member or the Manager (as permitted by the Manager under the Advisers Act) of any of its rights or obligations or any assignment or transfer of interests Goldman Sachs may hold in the Company pursuant to Sections 6.3.6 and 8.1.6, in each case to the extent such assignment or transfer is deemed necessary or advisable to comply with, or reduce the burden of complying with, the Bank Holding Company Act, the Dodd-Frank Act or any current or future laws, rules, regulations, statutes or legal requirements applicable to Goldman Sachs or the Company;

(iii)    conform this Agreement to the disclosure contained in the Offering Memorandum;

(iv)    make a change to correct or supplement any conflicting provision in this Agreement, and delete or add provisions as may be required by applicable law or regulations, in each case, as determined by the Managing Member in its discretion;

(v)    reflect a change in the name of the Company;

(vi)    make any necessary or advisable change, in the opinion of the Managing Member, to qualify the Company a limited liability company or other entity in which the Members have limited liability under the laws of any state or other jurisdiction or to ensure that the Company will not be treated, for U.S. federal income tax purposes, as an association taxable as a corporation;

(vii)    make any change that does not materially adversely affect the Members (taken as a whole);

(viii)    make a change that is necessary or advisable, as determined by the Managing Member in its discretion, to address adverse changes in the tax law or interpretations thereof applicable to the Company;

(ix)    make any change in any provision of this Agreement that requires any action to be taken by or on behalf of the Managing Member or the Company pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are amended, modified or revoked so that the taking of such action is no longer required;

(x)    prevent the Company, the Managing Member or the Manager from in any manner being deemed an “investment company” subject to the provisions of the Investment Company Act;

(xi)    correct mistakes or clarify ambiguities as determined by the Managing Member in its discretion;

(xii)    make amendments in connection with an IPO, including without limitation any amendments described in Section 6.2.1;

(xiii)    reflect any changes validly made in the membership of the Company and the Capital Contributions, Capital Commitments and Company interests of the Members;

(xiv)    make any advisable change, in the opinion of the Managing Member, to satisfy any requirements, conditions or guidelines contained in any applicable statute or any opinion, directive, order, ruling or regulation relating thereto, so long as such change does not adversely affect the Members;

(xv)    prevent the assets of the Company from being treated as “plan assets” that are subject to Title I of ERISA or Section 4975 of the Code (or a comparable law or regulation);

(xvi)    cause the Company to automatically dissolve and terminate no later than the date that is 15 years from the date of the formation of the Company unless the Company is terminated earlier pursuant to this Agreement; or

(xvii)    make any amendments to this Agreement to reflect changes negotiated with additional Members between first and final closing so long as the changes do not materially adversely affect the rights and obligations of any existing Member (excluding any existing Member that gives its consent to such changes); or

(xviii)    make any other amendments similar to the foregoing.

No amendment may be made, without the consent of each affected Member, other than Sanctioned Members, that would have the effect of amending the provisions of this Agreement relating to amendments. No amendment that would have the effect of increasing the liability or obligations of a Member or reducing a Member’s right to distributions (except upon admission of additional Members or increase in Members’ Capital Commitments, upon forfeiture of interests in accordance with Section 3.4, upon a withdrawal effected pursuant to Section 9.1.2, or as otherwise stated herein) may be made without the consent of the affected Member other than Sanctioned Members.

11.2    Investment Representations.

11.2.1    Each Member (other than the Managing Member and the Special Interest Member), by executing this Agreement or an amendment hereto, represents and warrants that (a) it is an “accredited investor” (as defined for purposes of Regulation D promulgated under the Securities Act), (b) its interest in the Company has been acquired by it for its own account for investment and not with a view to resale or distribution thereof; (c) it is a “qualified purchaser” as defined in Section 3(c)(7) of the Investment Company Act and (d) it is fully aware that, in agreeing to admit it as a Member, the Managing Member, the Manager and the Company are relying upon the truth and accuracy of these representations and warranties.

11.2.2    Each Member, by executing this Agreement or an amendment hereto, represents and warrants that in making its decision to invest in the Company such Member has relied solely upon the Offering Memorandum, any side letters delivered in accordance with Section 11.15, the advice of its own tax, legal or other advisers and independent investigations made by such Member prior to becoming a Member, and has not relied in any way upon the Company, the Managing Member, the Manager, Goldman Sachs, or any officer, employee, agent or Affiliate of any of the foregoing for any investment, legal or tax advice.

11.2.3    Each Member, by executing this Agreement or an amendment hereto, represents and warrants that it has carefully reviewed the sections entitled “Risks Factors” and “Potential Conflicts of Interest” of the Offering Memorandum and understands and consents to the existence of potential conflicts of interest between Goldman Sachs, on the one hand, and the Company and/or the Members, on the other, and to the operation of the Company subject to these conflicts, and it is fully aware that, in agreeing to the Member’s admission to the Company, the Managing Member, the Manager and the Company are relying upon the truth and accuracy of this representation and warranty.

11.2.4    Each Member, by executing this Agreement or an amendment hereto, represents and warrants that it understands that its share of losses from the Company is borne solely by it and the Company and not by Goldman Sachs. A Member’s interest in the Company is not insured by the U.S. Federal Deposit Insurance Corporation or any other bank regulatory or governmental agency, including the U.S. Federal Reserve Board. Investments in the Company are not deposits or other obligations of, or guaranteed by, Goldman Sachs.

11.3    FCC Representations and Covenants. Each Member, other than a GS Affiliated Member, hereby acknowledges, covenants and agrees that such Member will not be materially involved, directly or indirectly, in the management or operation of the media-related activity of the Company and that neither it nor any of its directors, officers, members or greater than five percent equity holders will:

(i)    act as an employee of the Company (directly or through the officers, directors, members or Affiliates of such Member) if such Member’s functions (or those of its officers, directors, members or Affiliates), directly or indirectly, relate to any Media Company;

(ii)    serve, in any material capacity, as an independent contractor or agent with respect to any Media Company in which the Company has an interest;

(iii)    communicate with the management of any Media Company in which the Company has an interest or with the Managing Member on matters pertaining to the day-to-day operations of any Media Company in which the Company has an interest or any media business of the Company;

(iv)    vote to admit any additional or replacement Managing Member to the Company unless such additional or replacement Managing Member has been approved by the Managing Member(s) then existing;

(v)    perform any services for the Company materially relating to any Media Company in which the Company has an interest; or

(vi)    become actively involved in the management or operation of any Media Company in which the Company has an interest.

11.4    Power of Attorney. By signing the Subscription Agreement, each Member: (i) agrees that the signature page to the Subscription Agreement shall be deemed a counterpart signature page to this Agreement and (ii) grants the power of attorney contained in the Subscription Agreement in favor of the Managing Member, and each Member does hereby constitute, designate and appoint the Company and any duly authorized representative of the Company, including any officer of director of the Company, the Managing Member and any Person succeeding as the Managing Member, each Person who is or shall hereafter become an officer or director of the Managing Member or any successor Managing Member, the Manager, and each of their respective officers or employees, each acting individually, as its true and lawful agent and attorney-in-fact, in its name, place and stead, to:

(a)    execute all documents required in connection therewith on behalf of such Member between the Company, Members, the Managing Member and any Person being admitted by the Managing Member to the Company as a Member (or such other parties as may be appropriate) in such form and on such terms and conditions as the Managing Member or other Person appointed hereby considers in its, his or her absolute discretion necessary or appropriate, including reference to this Agreement and the novation thereof and agreeing and covenanting with such Person on behalf of the Member that the Member will from the effective date of such documents comply with and observe the terms of this Agreement after giving effect to such novation;

(b)    make, execute, sign, deliver, acknowledge, swear to and file: (I) all documents as may be required under the Act; (II) any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Company (including a Certificate of Cancellation of the Company’s Certificate of Formation); (III) any business certificate, fictitious name certificate, amendment thereto, or other instrument, agreement, indemnity or document of any kind necessary or desirable to accomplish the business, purposes and objectives of the Company, or required by an applicable federal, state or local law; (IV) any counterparts of this Agreement or agreements with additional or Substituted Members, and any amendments hereto or thereto (whether or not such Member is a signatory thereto) provided such amendment has been approved as provided herein, including amendments required to effectuate the default remedies contemplated by Section 3.4; and (V) all other filings with agencies of the U.S. federal government, of any state or local government, or of any other jurisdiction, which the Managing Member considers necessary or desirable to carry out the purposes of this Agreement and the business of the Company;

(c)    execute any agreement on behalf of the Members to give effect to any lock-up of Company interests required by the underwriter(s) of an IPO for a specified period of time after the consummation of the IPO; and

(d)    sell, transfer or otherwise pledge or encumber its interest in the Company in accordance with the terms of this Agreement, including with respect to the exercise of any remedies upon a default as provided herein.

The power of attorney hereby granted by each of the Members and granted by each of the Members pursuant to Section 3.4.3: (i) is coupled with and is intended to secure an interest in property and the obligations of the relevant Member hereunder, is irrevocable, shall survive the Transfer of the Member’s interest in the Company and shall survive and shall not be affected by, the subsequent death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Member; (ii) may be exercised by any Person acting as attorney-in-fact under this Section 11.4 without notice to or any additional action on the part of any Member, either by signing separately as attorney-in-fact for each Member or, after listing all of the Members executing an instrument, by a single signature of the Person acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by a Member of the whole or any portion of such Member’s interest, except that, where the transferee of the whole of such Member’s interest has been approved by the Managing Member for admission to the Company as a Substituted Member, the power of attorney of the transferor Member shall survive the delivery of such assignment for the sole purpose of enabling the attorney-in-fact to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

11.5    Instruments. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

11.6    Successors and Assigns. This Agreement shall be binding upon the permitted transferees, Successors, assigns and legal representatives of the parties to this Agreement.

11.7    Governing Law. This Agreement will be construed in accordance with and shall be governed by the laws of the State of Delaware, and to the maximum extent possible, in such manner as to comply with all the terms and conditions of the Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.8    Jurisdiction and Venue; Waiver of Jury Trial.

11.8.1    Any suit, action or proceeding relating in any way to this Agreement (including counterclaims) must be brought exclusively in the courts of the State of New York located in New York County, New York or (to the extent subject matter jurisdiction exists therefor) of the United States District Court for the Southern District of New York and/or in the courts of the State of Delaware in the City of Wilmington. The parties irrevocably submit to the jurisdiction of such courts with respect to any such suit, action or proceeding, and each Member hereby designates and approves the Company as its agent for service of process. Notwithstanding the foregoing, a party may commence any suit, action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

11.8.2    Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, (i) any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution; (ii) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in the courts of the State of New York located in New York County, New York or of the United States District Court for the Southern District of New York, and/or in the courts of the State of Delaware in the City of Wilmington; and (iii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts.

11.8.3    Each of the parties hereto waives all right to trial by jury in any action, suit or prior proceeding arising out of or relating to this Agreement.

11.8.4    This Agreement shall be deemed an “instrument for the payment of money only” within the meaning of Section 3213 of the New York Civil Practice Law and Rules (the “CPLR”), and, in the event of a failure by a Member to pay any Drawdown or other amount payable by such Member to the Company and due pursuant to this Agreement, an expedited proceeding may be brought by the Managing Member or the Company pursuant to the provisions of CPLR Section 3213 to collect the amounts due from such Member.

11.9    Gender, Etc. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, feminine pronouns shall include the masculine and the neuter, and the singular shall be deemed to include the plural.

11.10    No Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

11.11    Notices. All notices and other communications relating to this Agreement will be in writing and will be deemed to have been given when personally delivered, three days following mailing by first class mail, return receipt requested, one Business Day following delivery to a reliable overnight courier or following transmission by electronic facsimile or electronic mail. All notices to the Company shall be addressed to its principal place of business. All notices to a Member shall be addressed to such Member’s address, facsimile number or electronic mail address set forth in the records of the Company or to such other address as has been designated by such Member to the Company.

11.12    Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

11.13    Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

11.14    Confidentiality.

11.14.1    Each Member acknowledges that the other Members are relying on such Member to maintain the confidentiality of any information relating to such other Members, the Company, any existing, past or prospective Project or Portfolio Asset, and the affairs of the Company generally. Accordingly, the Members hereby acknowledge and agree that to the fullest extent permitted by Section 18-305(g) of the Act, as amended, the rights of a Member to obtain information from the Managing Member and the Company regarding the state of the business and financial condition of the Company shall be restricted, in the Managing Member’s discretion, to only those rights provided for in this Agreement, and that any other rights provided under Section 18-305(a) of the Act shall not be available to the Members or applicable to the Company, except as otherwise provided by the Managing Member. The Managing Member and the Company, may also keep confidential and not disclose to any or all Members, and may require the Members to keep confidential, any information, including: (i) any information regarding any other Member (including their identity); (ii) any information, financial or otherwise, regarding the Company; (iii) any information about any existing, past or prospective Portfolio Assets; (iv) any financial information; (v) any correspondence with any other Member or Members; and (vi) the provisions of this Agreement, any side letters entered into with respect to this Agreement and the documentation specified in Section 5.3 (any such information, whether obtained from the Managing Member, the Company or any other source, “Confidential Information”). The Managing Member may disclose Confidential Information to certain Members on a selective basis, or may provide different Confidential Information to different Members, each as determined by the Managing Member. Notwithstanding anything in this Agreement to the contrary, including Section 5.3, any information to be provided or disclosed to a Member may be adjusted, in the Managing Member’s discretion, such that the data that identifies any other Member and any existing, past or prospective Project or Portfolio Asset need not be disclosed to the Member. Each Member acknowledges and agrees that the Confidential Information shall be deemed non-public, confidential and proprietary in nature and shall constitute trade secrets under applicable law with respect to the Company and its portfolio assets, the disclosure of which could have adverse effects on the Company, its Projects and Portfolio Assets. In addition, each Member will be prohibited from seeking to obtain the identity of, or information regarding, any Member (whether or not generally available to Persons who are Members) or to contact any other Member regarding the Company. The Managing Member shall be entitled to terminate the interest of any Member that discloses Confidential Information in a manner not expressly permitted by this Section 11.14.

11.14.2    Each Member agrees that, without the prior written consent of the Managing Member (which may be withheld in the discretion of the Managing Member), the Member: (i) shall maintain in strict confidence and not disclose any Confidential Information to any Person who is not an officer, employee, accountant, investment advisor, attorney or tax advisor who is involved in such Member’s investments, except to the extent: (a) such information is in the public domain (other than as a result of any action or omission by the Member or any Person to whom the Member has disclosed such information) or (b) such information is required by applicable law to be reflected in the Member’s tax filings and (ii) shall not use Confidential Information for any purpose, including contacting other Members, other than the preparation of such Member’s tax returns and evaluation of the performance of the Member’s investment in the Company. Each Member shall first advise any officer, employee, accountant, attorney or tax advisor involved in such Member’s investments of the confidential nature of such information and the Member’s obligations with respect to the Confidential Information prior to the disclosure of any such information. In addition, each Member agrees not to use any Confidential Information other than in connection with monitoring its investment in the Company (including not using any such information to trade in securities). Each Member further agrees that the Managing Member may limit or redact Confidential Information (including restricting the use of such information). In the event disclosure of any such information is permitted by the Managing Member or the exceptions set forth in the first sentence of this Section 11.14.2, such Member is responsible for the compliance by any such recipient with the foregoing restrictions. Each Member acknowledges and agrees that monetary damages would not be sufficient remedy for any breach of this Section 11.14.2 by a Member and that in addition to any other remedies available to the Company in respect of any such breach, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the obligation of posting a bond or other security.

11.14.3    Each Member who is subject to the United States Freedom of Information Act, as amended, or any comparable law or regulation of any U.S. state or other jurisdiction, acknowledges that the Company, in the discretion of the Managing Member, shall have the right to not provide such Member with Confidential Information or any portion thereof, including Confidential Information provided by the Company to other Members.

11.14.4    Each Member: (i) acknowledges that the Managing Member may release Confidential Information about such Member and, if applicable, any underlying beneficial owners of such Member, including during the period after an IPO, if the Managing Member determines in good faith that such release is in the best interest of the Company, including in light of applicable law concerning money laundering and similar activities, or in connection with any incurrence of any indebtedness, guarantees, or other obligations of the Company, in connection with the acquisition of any Portfolio Asset or in connection with any filing or reporting obligations to a governmental or regulatory authority and (ii) agrees to provide the Managing Member with any additional information that the Managing Member deems necessary to ensure compliance with any laws or regulations applicable to the Company or its business.

11.14.5    Notwithstanding anything to the contrary in Section 11.14.2, in the event a Member (or its representatives) is requested to disclose any Confidential Information: (i) to any governmental regulatory body having jurisdiction over the Member; (ii) in response to any court order, subpoena, civil investigative demand or similar process; or (iii) in connection with any disclosure obligation under any law, the Member shall provide written notice to the Managing Member immediately after such request and prior to responding, unless such notice is prohibited by applicable law, so that the Managing Member may seek a protective order or other appropriate remedy (and such Member agrees to cooperate with the Managing Member in connection with seeking such order or other remedy). In the event that such protective order or other remedy is not obtained, such Member agrees to furnish only that portion of the information that it determines, after consultation with counsel, is legally required, and to exercise best efforts to obtain assurance that confidential treatment will be accorded such information. No such notice shall be required with respect to disclosure to a governmental regulatory body pursuant to periodic regular regulatory examinations. In addition, if upon receipt by the Managing Member of written notice from any Member of a public disclosure request, the Managing Member determines that the disclosure of the requested information could adversely affect the Company, the Managing Member: (a) may, subject to applicable limitations on Transfers, facilitate the sale or Transfer or may terminate the interest of the Member or (b) may withhold some or all information which would otherwise be provided to the Member under the terms of this Agreement.

11.14.6    Each Member understands and acknowledges that the Company, the Managing Member and Goldman Sachs make no representation or warranty as to the accuracy or completeness of the Confidential Information provided to the Member which is provided to the Company by any third party, including any Project or Portfolio Asset, and that to the extent the Company provides any such information to any Member, each Member acknowledges and agrees that such information is provided for information purposes only. The Company, the Managing Member and Goldman Sachs shall have no liability to any Member or any other Person resulting from reliance on or use of the Confidential Information.

11.14.7    Notwithstanding the foregoing or anything else contained in this Agreement or elsewhere to the contrary, each Member (and any employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and all tax strategies relating to, the Company, the Member’s ownership of an interest in the Company, and any Company transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the Member relating to such tax treatment, tax structure and tax strategies. For this purpose, “tax structure” means any facts relevant to the U.S. federal or state income tax treatment of the Company, the Member’s ownership of an interest in the Company, and any Company transaction, and does not include information relating to the identity of the Company, Members, any Portfolio Asset or any of their respective Affiliates. Nothing in this Section 11.14.7 shall be deemed to require the Managing Member to disclose to any Member any information that the Managing Member is permitted or is required to keep confidential in accordance with this Agreement or otherwise.

11.15    Side Letters. Notwithstanding the provisions of this Agreement or any Subscription Agreement, it is hereby acknowledged and agreed that the Managing Member (and its Affiliates), on its own behalf or on behalf of the Company, and without the approval of any Member, may, subject to applicable law, enter into a side letter or similar agreement with a Member that has the effect of establishing legal, economic or other rights or obligations under this Agreement, or altering, waiving, amending or supplementing the legal, economic or other terms hereof with respect to such Member or any Subscription Agreement (such side letters and letter agreements, a “Side Letter”). Each Member acknowledges that as a result, the terms and conditions of the Members’ investments in the Company may differ. The parties agree that, subject to applicable law, any terms contained in a Side Letter to or with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or any Subscription Agreement. Each Member acknowledges the Managing Member (and its Affiliates) shall be under no obligation to make such Side Letters (or any provisions thereof) available on equal terms to other Members, and the Company cannot, and is under no duty to, enforce equality of treatment of Members under any such Side Letters.

11.16    Revocation of Agency Cross Transaction Consent. Pursuant to the Subscription Agreements executed by the Members, to the extent permitted by applicable law, the Manager on behalf of the Company may enter into agency cross transactions (i.e., a transaction in which Goldman Sachs acts as broker for both the Company and another Goldman Sachs account in connection with the purchase or sale of securities). Members may revoke consent to agency cross transactions at any time. Upon receipt by Goldman Sachs of written revocation notices (each, a “Revocation Notice”) from a Majority in Interest of the Members, revocation will be deemed effective for agency cross transactions involving the Company and Goldman Sachs will cease to engage in agency cross transactions involving the Company. In the event that the Manager subsequently obtains consents in excess of a Majority in Interest of the Members (including because of additional subscriptions or withdrawals of Revocation Notices) to resume engaging in agency-cross transactions, Goldman Sachs may resume engaging in agency cross transactions involving the Company.

11.17    Grantors of Revocable Trusts. Each Member that is a revocable trust agrees that, if the trustee of such revocable trust and the grantor of such revocable trust are the same Person, the trustee’s execution of this Agreement and any other documents executed in connection with the Company shall bind such Person in his or her capacity both as trustee and as grantor of such revocable trust.

11.18    Financing. Each Member understands and agrees that, in connection with procuring financing for the Company, including as described in Section 3.2 (and/or the guaranteeing, indemnification or otherwise securing the obligations of the Portfolio Assets and/or investment vehicles or other Affiliates of the Company), the Company may determine that it is necessary or desirable to mortgage, charge, pledge, assign or otherwise grant security interests, to the provider(s) of such financing (or their agent or trustee) in or over collateral, including: (i) the rights of the Company to issue a Drawdown Notice or other notice of a required payment and exercise any remedies to enforce the Member’s funding obligations in accordance with the terms of this Agreement; (ii) the rights and remedies of the Company under Sections 3.1.1, 3.2 and 3.4; and (iii) any other assets, rights and remedies of the Company and the Managing Member. Each Member hereby consents to the Company entering into any such financing and any such mortgage, charge, pledge, assignment or grants of security interests, and agrees that, in connection with the implementation of such financing, each Member shall (i) confirm such Member’s Capital Commitment, Undrawn Commitment and Capital Contribution; (ii) provide financial information about such Member; (iii) confirm that such Member’s obligation to fund Drawdowns up to the amount of such Member’s Undrawn Commitment is absolute and unconditional, without any right of offset, counterclaim or defense; (iv) execute any other documents as may be reasonably requested by the provider(s) of such financing (or their agent or trustee) or the Managing Member, in each case at such time and from time to time as may be determined by the Managing Member or requested by the provider(s) of such financing (or their agent or trustee); and (v) provide a guarantee as to such Member’s allocable share of the obligations of the Company with respect to such financing. To the extent that the Company has outstanding obligations under a credit facility which are secured by the Undrawn Commitments of the Members, and the provider(s) of such financing (or their agent or trustee) requires a Drawdown, each Member may be obligated to fund into a bank account of, or that the Company has pledged to or otherwise secured in favor of, such provider(s) of such financing (or their agent or trustee) any portion of a Member’s Undrawn Commitment that is called for purposes of making payment with respect to such credit facility without offset, counterclaim or defense, including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code, and each Member hereby waives all rights to setoff or counterclaim and all defenses (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code) with respect to its obligation to fund such Drawdown; provided, that such agreement to fund shall not act as a waiver by such Member of its right to assert independently any claim that the Member may have against any other Member or the Company.

11.19    Legal Counsel. The Company has engaged Fried, Frank, Harris, Shriver & Jacobson LLP as legal counsel to the Manager, the Managing Member and the Company. No legal counsel has been engaged by the Manager, the Managing Member or the Company to protect or represent the interest of any Member with respect to the Company, the Managing Member, the Manager or the preparation of this Agreement. Each Member acknowledges that such Member’s interests will not be represented by legal counsel unless such Member engages counsel on its own behalf, and agrees that nothing in this Section 11.19 shall create a right under this Agreement on the part of such Member to approve the Managing Member’s selection of legal counsel to the Managing Member or the Company.

11.20    Each Interest in the Company is a Security. The Company, each Member and any other party hereto expressly acknowledge and agree that: (i) each interest in the Company is a security governed by Article 8 of the Uniform Commercial Code in effect in the State of Delaware (the “DEUCC”) and the Uniform Commercial Code of any other relevant jurisdiction and (ii) this Agreement establishes the terms of the interests in the Company. The issuer’s jurisdiction (within the meaning of Section 8-110 of the DEUCC) of the Company shall be the State of Delaware.

11.21    Voting. Notwithstanding anything to the contrary in this Agreement, with respect to any matter or action involving the Company that requires the approval or consent of some or all of the Members, for purposes of determining whether such approval or consent (together, a “Vote”) has been obtained, the vote of the Parent Company shall be treated as in favor or opposition of such matter or action proportionately in accordance with the votes as to such matter or action of the Parent Company Members in accordance with the Parent Company Agreement. For purposes of determining a Majority in Interest of the Members, the following shall be excluded: (i) Capital Commitments made by a Member or capital commitments made by a Parent Company Member which is in default of its obligations to the Company or the Parent Company, as applicable, as described in Section 3.4 of each of this Agreement and the Parent Company Agreement, respectively, until such default is cured; (ii) Capital Commitments made by any Member or capital commitments made by a Parent Company Member which has transferred all of its interest in the Company or the Parent Company, as applicable; (iii) Capital Commitments made or acquired by an Assignee of all or any portion of the interest in the Company of a Member that has not become a Substituted Member; (iv) capital commitments made or acquired by an Assignee (as such term is defined in the Parent Company Agreement) of all or any portion of the interest in the Parent Company by a Parent Company Member that has not become a Substituted Member (as such term is defined in the Parent Company Agreement); (v) capital commitments made by the Parent Company to the Company in its capacity as a Member of the Company; (vi) Capital Commitments made by a Parent Company Member which is a GS Affiliated Member, is an Affiliate of a GS Affiliated Member or is, is the spouse of or is controlled by (or by the spouse of) a Goldman Sachs Person or a consultant to Goldman Sachs; (vii) capital commitments made by a Parent Company Member which is a GS Affiliated Member (as such term is defined in the Parent Company Agreement), is an Affiliate (as such term is defined in the Parent Company Agreement) of a GS Affiliated Member (as such term is defined in the Parent Company Agreement) or is, is the spouse of or is controlled by (or by the spouse of) a Goldman Sachs Person (as such term is defined in the Parent Company Agreement) or a consultant to Goldman Sachs (as such term is defined in the Parent Company Agreement); (viii) Capital Commitments made by any Sanctioned Member; and (ix) capital commitments made by any Sanctioned Member (as such term is defined in the Parent Company Agreement) of the Parent Company.

[Signature Page Follows]

GOLDMAN SACHS RENEWABLE POWER OPERATING COMPANY LLC

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

MANAGING MEMBER:

Goldman Sachs Renewable Power LLC

By:	/s/ Andrew Galloway
	Name:	Andrew Galloway
	Title:	Director

By:	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

By:	/s/ John Lewis
	Name:	John Lewis
	Title:	Director

INITIAL SOLE MEMBER:

Goldman Sachs Renewable Power LLC

By:	/s/ Andrew Galloway
	Name:	Andrew Galloway
	Title:	Director

By:	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

By:	/s/ John Lewis
	Name:	John Lewis
	Title:	Director

[Signature Page to A&R Limited Liability Company Agreement]

SPECIAL INTEREST MEMBER:

GSAM Holdings II LLC

By:	/s/ Jonathan Lamm
	Name:	Jonathan Lamm
	Title:	Authorized Representative

[Signature Page to A&R Limited Liability Company Agreement]